SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D. C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INTERSPACE ENTERPRISES, INC.
           (Name of Small Business Issuer as Specified in its charter)

------------------------------ ---------------------------- --------------------
        Colorado                                                 84-1283938
------------------------------ ---------------------------- --------------------
(State or jurisdiction of      (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)  Classification Code Number) Identification No.)
------------------------------ ---------------------------- --------------------

                              7825 Fay Avenue, #200
                           La Jolla, California 92037
                                 (858) 456-3539
         (Address, including ZIP Code, and telephone number of principal executive offices and principal place of business)

                                Andrew P. Patient
                              7825 Fay Avenue, #200
                           La Jolla, California 92037
                                 (858) 456-3539
           (Name, address and telephone number of agent for service.)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              W. Andrew Stack, Esq.
                             9123 Spinning Leaf Cove
                               Austin, Texas 78735
                                 (918) 633-2830

Approximate date of proposed distribution and sale to the public: Any time after the effective date of the Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, pleases check the following box and list the Securities Act registration statement number of the earlier registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


----------------------- --------------------- -------------------- --------------------- --------------------
 Title of each class     Maximum amount to    Proposed aggregate     Proposed maximum         Amount of
 of securities to be       be registered      offering price per    aggregate offering    registration fee
      registered                                 unit (1) (2)         price (1) (2)            (1) (2)
----------------------- --------------------- -------------------- --------------------- --------------------
Common stock, par       40,000,000 (3)               $0.05              $2,000,000             $478.00
value $0.0001 par
share
----------------------- --------------------- -------------------- --------------------- --------------------
Common stock, par       28,296,991 (4)               $0.05            $1,414,849.50            $338.15
value $0.0001 par
share
----------------------- --------------------- -------------------- --------------------- --------------------
Options to purchase        12,000,000 (5)            $0.05               $600,000              $143.40
common stock, par
value $0.0001 par
value
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(2)  Estimated pursuant to rule 457(c)

(3) This amount represents common shares that the Company reasonably expects to sell within two years of the effective date of this registration statement pursuant to Rule 415, from which sale the Company expects to receive monetary benefit. The offering of these securities will be commenced promptly upon effectiveness of this registration statement, will be made on a continuous basis and may continue for a period in excess of 30 days from initial effectiveness.

(4) This amount represents common shares to be registered and sold by certain selling shareholders described in the registration statement from which the Company will receive no monetary benefit.

(5) This amount represents securities which will be issued upon the exercise of outstanding options from which the company will receive monetary benefit upon exercise.

PART I-INFORMATION REQUIRED IN PROSPECTUS

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Item 1:  Front of Registration Statement and Outside Front Cover of Prospectus

                          Interspace Enterprises, Inc.
                        40,000,000 Shares of Common Stock
                 40,296,991 Shares For Selling Security Holders

(1) Registrant's Name.  Interspace Enterprises, Inc.

(2) Title and amount of securities. All of the shares of common stock, $0.0001 par value, offered hereby are being sold by certain shareholders who are registering 28,296,991 shares issued under the terms of a debenture and the conversion of said debenture into common shares of the company, and shares which will be issued upon the exercise of outstanding options, all of which carried certain piggyback registration rights.

         In addition, the company is registering an additional 40,000,000 shares of common stock, an amount which it reasonably believes may be sold within the next two years. This offering will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness This prospectus may be used only in connection with the resale of 28,296,991 shares of common stock of Interspace Enterprises, Inc. by the selling stockholders listed on page 13 of this prospectus.

(3) Offering price of the securities. The company is offering 40,000,000 shares of common stock for cash. These shares will be offered at a maximum price of $0.05 per share. Interspace does not anticipate paying any commissions related to the sale of these securities. No underwriting arrangements have been made with respect to the sale of these securities.

(4) Our common stock is traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "ITET."

(5) INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS OUTLINED IN THIS PROSPECTUS BEGINNING ON PAGE 7 BEFORE MAKING A DECISION TO INVEST IN OUR COMPANY.

(7) Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

(8) The information in this prospectus is not complete and may be changed. The corporation may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(9)      The date of this Prospectus is April 8, 2002.

Item 2:  Inside Front and Outside Back Cover Pages of Prospectus

TABLE OF CONTENTS

PART I:  INFORMATION REQUIRED IN PROSPECTUS
Item 1:  Front and Outside Front Cover of Registration Statement
Item 2:  Inside Front and Outside Back Cover Pages of Registration Statement
Item 3:  Summary Information
                  Table of Summary Information
                  Risk Factors
                  Reasons for the Stock Distribution
                  Manner of the Stock Distribution
                    Certain Tax Matter
                  Indemnification Agreements
                  Expenses
Item 4:  Use of Proceeds
Item 5:  Determination of Offering Price
Item 6:  Dilution
Item 7:  Selling Shareholders
Item 8:  Plan of Distribution
Item 9:  Litigation Proceedings
Item 10: Director, Executive Officers, Promoters and Control Persons
Item 11: Security Ownership of Certain Beneficial Owners
Item 12: Description of Securities
Item 13: Interest and Named Experts and Counsel
Item 14: Disclosure of Commission Position on Indemnification
Item 15: Organization Within the Last Five Years
Item 16: Description of Business
Item 17: Management's Discussion and Analysis of Plan of Operation
Item 18: Description of Property
Item 19: Certain Relationships and Related Transactions
Item 20: Market for Common Equity and Related Stockholders Matters
Item 21: Executive Compensation
Item 22: Financial Statements
Item 23: Changes In and Disagreements With Accountants on
           Accounting and Financial Disclosure

PART II: INFORMATION NOT REQUIRED IN REGISTRATION STATEMENT
Item 24: Indemnification of Directors and Officers
Item 25: Other Expenses of Issuance and Distribution
Item 26: Recent Sales of Unregistered Securities
Item 27: Exhibits
Item 28: Undertakings

Signatures

Item 3:  Summary Information and Risk Factors

                               PROSPECTUS SUMMARY

            This summary highlights information about the offering and Interspace Enterprises, Inc. that we believe will be important to you. You should read the entire prospectus including the financial statements for a complete understanding of our business and this offering.

AVAILABLE INFORMATION

         Interspace Enterprises, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20459. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which is www.sec.gov. You can also find more information about Interspace Enterprises, Inc. at our websites at www.interspaceenterprises.com and www.planetlotto.com.


                                   The Company

         InterSpace Enterprises, Inc., a Delaware corporation, was formed on June 30, 1998. Following incorporation, the Interspace Delaware founders, developed a preliminary business plan for the PlanetLotto lottery and game show, raised seed capital, and began to negotiate with various foreign governments to host the PlanetLotto lottery. For the purposes of becoming a publicly traded company, InterSpace Enterprises acquired all of the outstanding shares of common stock of Marathon Marketing Corporation, a Colorado corporation. After acquiring all of the Marathon Marketing common stock, InterSpace Delaware merged into its subsidiary on April 17, 2000, changing its name to InterSpace Enterprises, Inc. Thereafter, the Company has begun to implement the business plan and carry on the business activities previously initiated by Interspace Delaware. The company assumed, performed and became responsible for all assets, contracts, liabilities, obligations and agreements of InterSpace Delaware as a result of the Merger. Additionally, Interspace Enterprises made the necessary filings to become a fully reporting 12(g) publicly traded company and subsequently received approval to begin trading of its common stock on the Over-The-Counter Bulletin Board market under the symbol "ITET". Interspace Enterprises, Inc. is a company with little revenues and no assets, and we have generated operating and net losses since inception. Since inception, Interspace has incurred a net loss of $1,912,165, and as such, has funded operations primarily through the sale of company securities.

         Interspace Enterprises, Inc. is the exclusive marketer for the Planetlotto.com web site, hosted and operated by the International Lottery in Liechtenstein Foundation, under the rules and regulations of the Government of Liechtenstein. The Company's web site, www.planetlotto.com, hosts various forms of online lottery games. The web site also web casts our weekly PlanetLotto draw, which can be viewed live through the web site, via streaming video. The Interspace Enterprises's principal revenue stream is derived directly from a portion of the proceeds of every transaction on the Planetlotto.com web site.


                                  The Offering

Primary Offering

Interspace is registering 40,000,000 shares of common stock to be sold at a maximum price of $0.05. This offering will be made on a continuous basis.

Selling Stockholders
Interspace is registering 28,296,991 shares of common stock previously sold under Rule 144 under which certain piggyback registration rights were granted.

Option Shares

Interspace is registering 12,000,000 shares which will be issuable upon the exercise of outstanding options on a 1 for 1 conversion basis.


The percentage of the proceeds that Interspace Enterprises receives through our partnership with ILLF with respect to all of the products currently provided on the Planetlotto.com website is as follows:

Planetlotto Weekly Lottery - 17.5% of every transaction

Planetlotto Hourly Lottery - 10% to 16% of every transaction
(Range will fluctuate based on promotional campaigns at any given time, such as the current 50% bonus deposit program currently in place)

Planetlotto Instant Lottery - 10% to 16% of every transaction
(Range will fluctuate based on promotional campaigns at any given time, such as the current 50% bonus deposit program currently in place)

Planetlotto Bingo - 10% to 16% of every transaction
(Range will fluctuate based on promotional campaigns at any given time, such as the current 50% bonus deposit program currently in place)

Scratch card Games:

Planet Cash - 10% to 16% of every transaction

(Range will fluctuate based on promotional campaigns at any given time, such as the current 50% bonus deposit program currently in place)

Martian Madness - 10% to 16% of every transaction
(Range will fluctuate based on promotional campaigns at any given time, such as the current 50% bonus deposit program currently in place)

Filthy Rich - 10% to 16% of every transaction
(Range will fluctuate based on promotional campaigns at any given time, such as the current 50% bonus deposit program currently in place)

Code Breaker - 10% to 16% of every transaction
(Range will fluctuate based on promotional campaigns at any given time, such as the current 50% bonus deposit program currently in place)

Hole in One - 10% to 16% of every transaction
(Range will fluctuate based on promotional campaigns at any given time, such as the current 50% bonus deposit program currently in place)

Monte Carlo - 10% to 16% of every transaction
(Range will fluctuate based on promotional campaigns at any given time, such as the current 50% bonus deposit program currently in place)


                          SUMMARY FINANCIAL INFORMATION

Year Ended December 31                                  2001             2000              1999

Revenue                                                $ -0-            $ -0-             $ -0-

Net Income (Loss)                               ($1,694,934)     ($1,230,269)        ($613,218)

Earnings per Share                                   ($0.02)          ($0.02)           ($0.02)


                         SUMMARY OF CERTAIN INFORMATION

         This summary is qualified by the more detailed information set forth elsewhere in this Prospectus, which should be read in its entirety. When used with reference to periods after the Stock Distribution (as defined below), the terms the "Company" mean Interspace Enterprises, Inc.

------------------------------- ------------------------------------------------
INTERSPACE ENTERPRISES, INC.    Owner of www.planetlotto.com.  A Colorado
                                corporation.
------------------------------- ------------------------------------------------
MANAGEMENT                      For information
                                regarding employment
                                agreements with certain
                                senior management of the
                                Company, see page 15.
------------------------------- ------------------------------------------------

SHARES OUTSTANDING              115,004,285 as of March 31, 2002
------------------------------- ------------------------------------------------
RISK                            FACTORS Stockholders
                                should carefully
                                consider the risk
                                factors associated with
                                investing in our common
                                stock. A detailed
                                description of the
                                associated risks are
                                contained in the Section
                                titled "Risk Factors"
                                beginning on page 7.
------------------------------- ------------------------------------------------
TRADING MARKET                  Over-The-Counter Bulletin Board
------------------------------- ------------------------------------------------
STOCK TICKER SYMBOL             "ITET" is the current symbol of the Company
------------------------------- ------------------------------------------------
TRANSFER AGENT AND REGISTRAR    Executive Registrar and Transfer Agency, Inc.
------------------------------- ------------------------------------------------
DIVIDEND                        POLICY The Company has
                                no current plans to
                                declare or issue a
                                dividend.
------------------------------- ------------------------------------------------
PRINCIPAL OFFICE                7825 Fay Avenue, Suite 200
                                La Jolla, California 92037
                                (858) 456-3539
------------------------------- ------------------------------------------------


                                  RISK FACTORS

OUR SECURITIES ARE HIGHLY SPECULATIVE. YOU SHOULDN'T PURCHASE THEM UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO PURCHASE OUR SECURITIES.

         An investment in this offering is highly speculative and involves a high degree of risk. Prior to the purchase of any Shares, a prospective investor should carefully consider the following risk factors, as well as other information contained in this offering Circular, including the financial statements and notes contained elsewhere in this document. The shares should not be purchased by persons who cannot afford the loss of their entire investment. This Prospectus contains certain forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth under "Risks Factors" and elsewhere in this Prospectus.

FACTORS AFFECTING THE COMMON STOCK

TO CONINUE OPERATIONS, WE RELY ON THE CONTINUED SALE OF POTENTIALLY
VOLATILE STOCK

         It is unlikely that our Company Will be Able to Continue as a Going Concern Without a Significant Improvement in Our Financial Condition, Which has Constrained our Ability to Finance Acquisitions, Web and Internet Development and Other Operating Expenses as Needed.

            Our ability to continue operations is dependent upon our continued sale of our securities for funds to meet our cash requirements, and as a result, our ability to continue as a going concern is doubtful.

            Unless we are able to generate sufficient revenue or raise additional funds when needed, it is likely that we will be unable to continue our planned activities, including our acquisition and expansion strategy even if we are making progress towards implementing our business plan and attracting new players. The longer the duration of the business plan implementation, the more unlikely it is that we will be able to raise such funds on favorable terms to us or at all, or that any funds raised will be sufficient to complete implementation of the business plan to the point where revenues will be sufficient to sustain our operations and meet our expenses. There is no assurance that the business plan, if and when fully implemented, and additional financing from the sale of our common stock will improve our financial condition.

         We may not be able to obtain additional financing on favorable terms to us, if at all. If adequate funds are not available, or are not available on terms favorable to us, we may not be able to effectively continue or complete the implementation of our business plan. Our auditor expresses a substantial doubt about our ability to continue as a going concern. At the present time, we have negative working capital and negative shareholder's equity, and the book value of our common stock is zero.

PENNY STOCKS MAY BE DIFFICULT TO SELL IN THE SECONDARY MARKET

         Because Our Shares Are 'Penny Stocks,' You May Be Unable to Resell Them in The Secondary Market. A "penny stock" is an equity security with a market price of less than $5 per share which is not listed on the NASDAQ or another national securities exchange. Due to the extra risks involved in an investment in penny stocks, federal securities laws and regulations require broker/dealers who recommend penny stocks to persons other than their established customers and accredited investors to make a special written suitability determination for the purchaser, provide them with a disclosure schedule explaining the penny stock market and its risks, and receive the purchaser's written agreement to the transaction prior to the sale. These requirements limit the ability of broker/dealers to sell penny stocks. Also, because of the extra requirements, many broker/dealers are unwilling to sell penny stocks at all. As a result, you maybe unable to resell the stock you buy as a result of this offering and could lose your entire investment.

THERE ARE NO ASSURANCES THAT THE PUBLIC TRADING MARKET ON OTC BULLETIN BOARD FOR INTERSPACE ENTERPRISES WILL BE SUSTAINED

            Subsequent to this offering, there are no assurances that a public trading market shall continue to exist for the common stock of Interspace Enterprises. There can be no assurance that a public trading market for the common stock will be sustained, although we anticipate that it will continue on the OTC Bulletin Board. Consequently, there can be no assurance that a regular trading market, other than Bulletin Board trading, for our securities will develop in the future. If a trading market does in fact develop for the securities offered hereby, there can be no assurance that it will be maintained. If for any reason such securities fail to maintain their listing on the Bulletin Board, the listing is not maintained, or a public trading market ceases to exist, holders of our securities may have difficulty in selling their securities should they desire to do so.

OTHER RISK FACTORS

WE FACE PROBLEMS FREQUENTLY ENCOUNTERED BY A NEW BUSINESS

         We have just recently emerged from the development stage, however our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of an operating history. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new technology, and the competitive environment in which we will operate. In order to achieve profitability, we will need to successfully complete development of certain products, hire and manage additional staff for administrative, marketing and sales related functions, and effectively service clientele. We are just beginning to face the challenges of moving from a development stage company to an operating company, and no assurances can be given as to whether such transition will take place smoothly or the likelihood of success in the transition.

WE HAVE A LIMITED OPERATING HISTORY, AND HAVE INCURRED LOSSES SINCE INCEPTION, WITH NO ASSURANCE OF PROFITABILITY

         Interspace Enterprises, Inc. was incorporated in 1998 and, has just begun to generate revenues as of December 20, 2001. Accordingly, we have a very limited operating history, which makes the prediction of future results difficult or impossible. We have incurred significant net losses since inception of approximately of $2,897,298. As of September 30, 2001, we have negative Shareholders' Equity of approximately $(410,912). We generally are unable to significantly reduce expenses in the short-term to compensate for any expected revenue short fall. Accordingly, any significant short fall of revenues in relation to our expectation would have an immediate adverse effect on our business, financial conditions and results of operation. There can be no assurance that we will be profitable in any future period and recent operating results should not be considered indicative of future financial performance. We are subject to the risk inherent in the operation of a new business enterprise and there can be no assurance that we will be able to successfully address these risks. See "Selected Financial Data" and

"Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE ARE SUBJECT TO RISKS ASSOCIATED WITH DEPENDENCE ON THE INTERNET AND INTERNET INFRASTRUCTURE DEVELOPMENT

            Our success will depend in large part on continued growth in, and the use of, the Internet. There are critical issues concerning the commercial use of the Internet which remain unresolved. The issues concerning the commercial use of the Internet which we expect to affect the development of the market for our products and services include:

           .  security        .  ease of access
           .  reliability     .  quality of service
           .  cost            .  necessary increases in bandwidth availability

            The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon traditional means of commerce and communications, generally will require that these enterprises accept a new medium for conducting business and exchanging information. These entities likely will accept this new medium only if the Internet provides them with greater efficiency and an improved arena for commerce and communication.

WE ARE SUBJECT TO RISK OF COMPUTER AND COMMUNICATION SYSTEM FAILURE, WHICH MAY HINDER OUR ABILITY TO OPERATE SUCCESSFULLY.

            Our success, in particular our ability to successfully receive and process lottery purchases and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and other third party events and Acts of God.

THE INTERNET MAY BECOME SUBJECT TO ADDITIONAL GOVERNMENT REGULATION, WHICH COULD AFFECT OUR OPERATIONS OR INCREASE OUR BUSINESS COSTS.

            Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, contracts and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

            The success of our service will depend in large part upon the development and maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security. We also depend on timely development of complementary products, such as high-speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information are new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace in the long-term. The Web has experienced, and is expected to continue to experience significant growth in the numbers of users and amount of traffic. To the extent that the Web continues to experience increased numbers of users, frequency of use of increased bandwidth requirements of users, the Web, infrastructure may not continue to be able to support the demands placed on it by this continued growth and the performance or reliability of the Web may be compromised. The infrastructure of complementary products or services necessary to make the Web a viable commercial marketplace of the long-term may not be developed and, even if it is developed, the Web may not become a viable commercial marketplace for products and services such as those offered by the company. If the necessary infrastructure, standard or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial market place, our business, financial condition and results of operations will be harmed. Even if the infrastructures, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace in the long term, we might be required to incur substantial expenditures in order to adapt our service to changing Web technologies, which could harm our financial condition and results of operations.

LEGAL RISKS ASSOCIATED WITH INFORMATION DISSEMINATED THROUGH THE COMPANY'S SERVICES MAY HARM THE COMPANY'S BUSINESS.

            We anticipate marketing a significant amount of products to our members on the Internet. The law relating to the liability of online companies for information carried on or disseminated through their web site is currently unsettled. It is possible that claims could be made against online companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the material disseminated through their web sites. Several private lawsuits seeking to impose such liability upon other online companies are currently pending. In addition, legislation has been proposed in several states, including California, Maryland, Nevada, Virginia and Washington that imposes liability for, or prohibits the transmission over the Internet, of certain types of unsolicited e-mail or advertisements. The imposition upon the company and other online providers of potential liability for information carried on or disseminated through their web sites could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources and/or to discontinue certain services. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. We do not currently carry liability insurance. Therefore, any costs incurred by us as a result of such liability or asserted liability could harm our business, financial condition and results of operations.

THE ISSUANCE AND ENFORCEMENT OF BROAD PATENTS COULD FORCE THE INTERSPACE ENTERPRISES TO MAKE CERTAIN CHANGES IN THE WAY WE IMPLEMENT OUR BUSINESS MODEL.

            The U.S. Patent Office recently issued several business-method patents having an impact on business conducted on the Internet, among them the business-method patents relating to "one click" online transactions (whereby third party affiliates provide certain services, including book review, online) issued to Amazon.com. While we do not believe that any of the business process patents issued to date will directly impact the way we plan on conducting the Internet portion of our business, there can be no assurance that the U.S. Patent Office will not issue additional business-method patents which could have an adverse impact on our Internet business, forcing modification to some of our planned business activities in order to avoid possible future claims of patent infringement. The recent granting of such patents is still being challenged. Furthermore, the likelihood and ability to enforce such broad patents remains undetermined. Nonetheless, the continued granting of such broad patents could, in the future, force us to change our method of advertising, as well as other important aspects of the Internet portion of our business or face the risk of litigation.

                           FORWARD-LOOKING STATEMENTS

         This Registration Statement contains statements that constitute forward-looking statements. All statements other than statements of historical facts included in this Prospectus are forward-looking statements. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. Although such forward-looking statements (and the assumptions upon which they are based) reflect Interspace Enterprises, Inc.'s current reasonable judgment regarding the direction of its business, actual results will almost always vary, sometimes materially. Interspace Enterprises, Inc. undertakes no obligation to release publicly any revisions to any such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated results. The information contained in this Prospectus, including without limitation the information under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could affect actual results, and Interspace Enterprises, Inc.'s forward-looking statements are expressly qualified in their entirety by such factors.

Item 4: Use of Proceeds

            We will not receive proceeds from the registration of common stock by the selling security holders as shown in "Selling Security Holders". We will receive proceeds from the sale of 40,000,000 shares registered herein for sale at a later date. We intend to use all proceeds from the registration and sale of common stock for working capital including but not limited to, administrative and general overhead expenses including salaries and bonuses, repayment of obligations owed to third parties including vendors and creditors and expansion of our business including the identification and purchase of other companies or their assets.

----------------------------- ---------------- ----------------- ----------------- -----------------
                                    25%              50%               75%               100%
----------------------------- ---------------- ----------------- ----------------- -----------------
Net Offering Proceeds         900,000          1,800,000         2,700,000         3,600,000
----------------------------- ---------------- ----------------- ----------------- -----------------
Marketing and Promotion       600,000          1,000,000         1,800,000         2,600,000
----------------------------- ---------------- ----------------- ----------------- -----------------
Salaries and Benefits         200,000            300,000           300,000           300,000
----------------------------- ---------------- ----------------- ----------------- -----------------
Web Development                50,000            100,000           100,000           100,000
----------------------------- ---------------- ----------------- ----------------- -----------------
General and Administrative     50,000             75,000           100,000           125,000
----------------------------- ---------------- ----------------- ----------------- -----------------
Working Capital               100,000            325,000           400,000           475,000
----------------------------- ---------------- ----------------- ----------------- -----------------

Item 5: Determination of Offering Price
         In addition to the registration of shares of our common stock, which is currently traded on the Over-The-Counter Bulletin Board, the company is registering 12,000,000 shares issuable upon exercise of options granted to certain investors as additional consideration for their investment in the company. The options contain a strike prices ranging from $0.01 per share to $0.20 per share, and were granted at a time when the company's common stock was trading at or around $0.02 per share. The company will receive proceeds from the exercise of these options.

Item 6: Dilution

            As of December 31, 2001 the pro forma net tangible book value of our common stock was $(0.01) per share. Net tangible book value per share is equal to our total tangible assets less liabilities divided by the number of issued and outstanding shares of our common stock. Assuming the exercise of all 12,000,000 options being registered herein and the sale of all 40,000,000 shares registered for the shelf herein at $0.09 per share, and the application of the net proceeds as set forth under "Use of Proceeds"; the pro forma net tangible book value of our common stock at December 31, 2001 would have been $945,087 or $0.01 per share. This represents an immediate increase in our pro forma net tangible book value of $0.02 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $0.04 per share to persons acquiring our shares through this registration statement.


Item 7: Selling Security Holders

         The table below sets forth certain information as of the date of this prospectus with respect to the amount and percentage ownership of each selling security holder before this offering, the number of shares covered by this prospectus and the amount and percentage ownership of each security holder after this offering (assuming the issuance of the 28,296,991 shares being registered for the account of security holders in this registration statement and the exercise of options to purchase 12,000,000 shares of common stock being registered in this registration statement). Unless otherwise disclosed, none of the selling security holders has had any material relationship with us in the past three years.

----------------------- ----------------- -------------- ---------------- -------------------- --------------
Selling Security        Shares Owned      Percentage     Shares Being     Shares Owned After   Percentage
Holder (9)              Before Offering   Owned Before   Registered (2)   Offering (3)         Owned After
                                          Offering (1)                                         Offering (4)
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Donlon Murphy Corp.(5)  2,007,000         1.9%           2,007,000        -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Zabadoo.com AG (6)      7,000,000         6.6%           7,000,000        -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Robert K. Swanson       7,352,000         6.9%           7,352,000        7,352,000            Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Bergen Briller Group(7)    75,000            Nominal        75,000        -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Shari Blecher           13,000            Nominal        13,000           -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Stuart Liberman         13,000            Nominal        13,000           -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Gilbert Satov           600,000           Nominal        600,000          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Larry Heuchart          150,000           Nominal        150,000          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Doug E. Lachance        163,000           Nominal        163,000          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------


----------------------- ----------------- -------------- ---------------- -------------------- --------------
Carl Jantz              833,333           Nominal        833,333          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Ronnie Tan              833,333           Nominal        833,333          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Kavan Singh             1,666,666         1.24%          1,666,666        -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Michael Tait            416,666           Nominal        416,666          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Jonathan Wichman        833,333           Nominal        833,333          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Peter M. Reynolds       1,500,000         1.12%          1,500,000        -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Donald & Diane          190,000           Nominal        190,000          -0-                  Nominal
Paquette
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Jonathan H. Davis       166,666           Nominal        166,666          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
David R. Heilbroner     200,000           Nominal        200,000          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
William E. & Patricia   416,666           Nominal        416,666          -0-                  Nominal
A. Post
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Gary S. Semple          150,000           Nominal        150,000          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Maria S. Machado        33,333            Nominal        33,333           -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Philip F. & Carol       500,000           Nominal        500,000          -0-                  Nominal
Lindner
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Frederick C. & Perri    66,666            Nominal        66,666           -0-                  Nominal
L. Sachs
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Robert Bowler           833,333           Nominal        833,333          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Norman Rest             266,666           Nominal        266,666          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Robert J. D'Esposito,   393,333           Nominal        393,333          -0-                  Nominal
Jr.
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Marshal D. Schictman    20,000            Nominal        20,000           -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Giovanni Garcia         16,666            Nominal        16,666           -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Valentin Chavez         16,666            Nominal        16,666           -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Gary Mozach             100,000           Nominal        100,000          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Susan Rohrbach          50,000            Nominal        50,000           -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Paul & Pat Recore       100,000           Nominal        100,000          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Freedom Financial       970,665           Nominal        970,665          -0-                  Nominal
Group (8)
----------------------- ----------------- -------------- ---------------- -------------------- --------------
David Robart-Morgan     250,000           Nominal        250,000          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------
Louis Malfara           100,000           Nominal        100,000          -0-                  Nominal
----------------------- ----------------- -------------- ---------------- -------------------- --------------

(1) Percentage calculation is based on a total of 105,570,563 common shares outstanding prior to the offering.
(2) Total number of shares being registered assumes exercise of all 12,000,000 options to purchase common shares and the sale of all 40,000,000 shares registered for the shelf.
(3) Total number of shares outstanding after the offering are calculated assuming exercise of all 12,000,000 options to purchase common shares and the sale of all 40,000,000 shares registered for the shelf.
(4) Percentage calculation is based on a total of 157,570,563 common shares outstanding after the offering, assuming exercise of all 12,000,000 options to purchase common shares and the sale of all 40,000,000 shares registered for the shelf.
(5)  The Donlon Murphy Corporation is made up of members of the family of Daniel
     P. Murphy, CEO of Interspace Enterprises, Inc. Mr. Murphy is not a shareholder of Donlon Murphy, nor does he control any stock of Donlon Murphy. Donlon Murphy was formed by members of Mr. Murphy's family who own shares in Interspace Enterprises and have no direct operational control of Interspace Enterprises, other than the requisite voting power as a shareholder of Interspace Enterprises. Mr. Murphy has no voting control over Donlon Murphy shares. The controlling person of Donlon Murphy is Kelley Murphy.
(6) Zabadoo.com AG is owned by Zabfin Anstalt (100% ownership). Zabfin is controlled by Adriaan Brink and Hugo Sele.
(7)  Bergen Briller is controlled by Mitch Briller and Mike Bergen.
(8)  Freedom Financial Group is controlled by Edward Machado and David Ditosti.
(9) None of the selling security holders are broker dealers or affiliates of broker dealers.

Item 8: Plan of Distribution

         We are registering the shares of common stock and options to purchase common stock on behalf of the current shareholders of Interspace Enterprises Corporation in fulfillment of our contractual obligation to do so contained in certain piggyback registration rights agreements with selling shareholders. Interspace Enterprises agreed to pay all costs, expenses and fees in connection with this registration. Interspace Enterprises will not receive any of the proceeds from the distribution of the shares in which piggyback registration rights were granted, but will receive proceeds from the exercise of options to purchase shares. In addition, Interspace will receive all proceeds from the sale of shares registered for the shelf, less any applicable commissions. Interspace has not negotiated for the sale of the shelf registered stock contained in this prospectus, thus it has no information at this time as to the commissions which might be charged by underwriters. Interspace anticipates that a substantial portion of these common shares will be sold directly to investors, outside of any underwriting agreement, and thus without cost of commissions. Interspace does not intend to retain an underwriter for the primary offering. Interspace anticipates that selling shareholders will deposit their shares in individual brokerage accounts, and that any such sales will occur through such brokerage accounts.

Item 9:  Legal Proceedings

         The company is not a party to any material litigation and is not aware of any threatened material litigation

Item 10: Director, Executive Officers, Promoters and Control Persons

(a) The following persons are currently serving as directors of the Company. Certain information regarding each director is set forth below, including each individual's principal occupation, and the year in which the individual was elected a director of the Company or one of its predecessor companies. Mr. Murphy is serving a 4 year term which commenced on April 16, 2000. Mr. Trujillo is serving a 4 year term which commenced on April 16, 2000.

DIRECTORS

NAME                AGE  PRINCIPAL OCCUPATION                       SINCE
----                ---  --------------------                       -----
Daniel P. Murphy    32   Founder, President, Chief Executive         1998
                         Officer, Chairman and Director

Alejandro Trujillo  32   Founder, Chief Technology Officer           1998
                         and Director

EXECUTIVE OFFICERS

NAME                AGE  POSITION WITH COMPANY                       TERM
----                ---  ---------------------                       ----
Daniel P. Murphy    32   Chairman of the Board, President and      4 years
                         Chief Executive Officer

Andrew P. Patient   31   Chief Financial Officer, Treasurer
                                and Secretary                      2 years

All officers spend 100% of their time on Company business. Directors meet at least once a month on Company business.

EMPLOYMENT AGREEMENTS

     In April 2000, as a result of the reorganization, the Company entered into new employment agreements with Daniel P. Murphy, its Chairman of the Board, President and Chief Executive Officer, Alejandro Trujillo, its Chief Technology Officer and Director, and Andrew P. Patient, its Chief Financial Officer and Secretary. Mr. Murphy's employment contract is for an initial term of four years. The employment agreement provides for a minimum base salary of $80,000 in its first year, with requirements for minimum increase of 50% each January 1. Mr. Murphy is eligible for a performance bonus based on the greater of 1% of the Company's operating income or a calculation based on the Company's increased market value. No bonus was triggered under this clause during 2000. In addition, Mr. Murphy is eligible to receive an annual stock incentive bonus equal to 1% of the Company's outstanding shares and participate in the Company's Incentive Stock Option Plan. No shares or options were granted for 2000 under the terms of the contract. The agreement further provides that in the event of the termination of Mr. Murphy's employment by the Company without cause, the Company will pay Mr. Murphy his base salary for the remainder of the initial term, a prorated bonus and continuation of medical insurance coverage, and his restricted stock and stock options will vest immediately. In the event of the termination of Mr. Murphy's employment by the Company as a result of change in control, the Company will be required to pay Mr. Murphy a termination fee equal to 10 times his annual base salary, plus any accrued bonuses or other incentive compensation.

Mr. Trujillo's employment contract is for an initial term of two years. The employment agreement provides for a minimum base salary of $80,000 in its first year, with requirements for minimum increase of 20% each January 1. Mr. Trujillo is eligible for a performance bonus based on the greater of 0.25% of the Company's operating income or a calculation based on the Company's increased market value. No bonus was triggered under this clause during 2000. In addition, Mr. Trujillo is eligible to receive an annual stock incentive bonus equal to 0.25% of the Company's outstanding shares and participate in the Company's Incentive Stock Option Plan. No shares or options were granted for 2000 under the terms of the contract. The agreement further provides that in the event of the termination of Mr. Trujillo's employment by the Company without cause, the Company will pay Mr. Trujillo his base salary for the remainder of the initial term, a prorated bonus and continuation of medical insurance coverage, and his restricted stock and stock options will vest immediately.

Mr. Patient's employment contract is for an initial term of two years. The employment agreement provides for a minimum base salary of $80,000 in its first year, with requirements for minimum increase of 25% each January 1. Mr. Patient is eligible for a performance bonus based on the greater of 0.25% of the Company's operating income or a calculation based on the Company's increased market value. No bonus was triggered under this clause during 2000. In addition, Mr. Patient is eligible to receive an annual stock incentive bonus equal to 0.25% of the Company's outstanding shares and participate in the Company's Incentive Stock Option Plan. No shares or options were granted for 2000 under the terms of the contract. The agreement further provides that in the event of the termination of Mr. Patient's employment by the Company without cause, the Company will pay Mr. Patient his base salary for the remainder of the initial term, a prorated bonus and continuation of medical insurance coverage, and his restricted stock and stock options will vest immediately.


(b) Identification of Certain Significant Employees.

         NONE

(c) Family Relationships.

         NONE

(d) Business Experience

         The following is a brief account of the business experience during the past five years of each of the Company directors and executive officers, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

Daniel P. Murphy, President, Chief Executive Officer, Chairman and Director

         Mr. Murphy, is the President and Founder of the Company and has served as its Chief Executive Officer since inception. Mr. Murphy is also the Chairman of the Board of Directors for Interspace Enterprises. Prior to founding the Company, Mr. Murphy spent two years in operations management at Taco Bell
Corporation. Mr. Murphy has worked as a business consultant for various companies from 1990 through 1996. Mr. Murphy, educated at the University of California, San Diego (UCSD) in the field of Urban Studies and Planning, has an entrepreneurial background in marketing, sales and business development arising through his tenure as the Principal of a wholesale belt manufacturing company from 1990 to 1992. Mr. Murphy was in charge of all aspects of business operations including advertising, marketing, administration, sales, manufacturing and design. His current primary responsibility is to develop and maintain the Company vision, oversee all areas and Company departments, approve all financial obligations, seek business opportunities and strategic alliances with other organizations, and plan, develop and establish policies and objectives of business organization in accordance with board directives and Company charter. Mr. Murphy also has experience in operations management.

Alejandro Trujillo, Chief Technology Officer, Director

         Mr. Trujillo is a co-founder, director and has served as the Company's Chief Technology Officer since June 1998. Mr. Trujillo is also a member of the Company's Board of Directors. Prior to working with the Company, Mr. Trujillo was the V.P. of Development for Netrom Inc., a multimedia development company, from 1996 through 1998. Mr. Trujillo has an extensive background within the programming and Internet industry. Andrew
P. Patient, Chief Financial Officer and Secretary

         Mr. Patient has served as the Company's Chief Financial Officer and Secretary since 1999. Before joining Interspace, Mr. Patient held the position of Chief Financial Officer of Netrom, Inc., a multimedia development company, from 1997 to 1999. Prior to that, Mr. Patient worked for six years as a senior audit staff member with BDO Dunwoody in the Toronto area and later with an affiliate office in San Diego. Mr. Patient earned a Bachelors degree with honors from Brock University in 1994 and is a Certified Public Accountant and Canadian Chartered Accountant.

Mr. Robert K. Swanson has been nominated to the Board of Directors.

Robert K. Swanson, 69, is currently the chairman of the RKS, Inc., an International Investment and Marketing Consulting Firm located in Paradise Valley, Arizona. He is also a Partner in ST International LTD., an International Marketing Consulting Firm located in London, England. In addition, Swanson is a consultant to various legal firms on matters of corporate ethics and governance in the United Kingdom and United States. He has served as a chairman and/or director of various public and private companies, including the Del Webb Corp. from January 1981 through October 1987. Swanson received his Bachelor of Arts, Magna Cum Laude from the University of South Dakota. He was also a Fullbright Scholar at the University of Melbourne in Melbourne, Australia. In addition, Swanson has pursued post-graduate studies at the Harvard University School of Business and Oxford University.


(e) Committees of the Board of Directors

         During 2001, the Board of Directors met on twenty-six occasions. All directors attended 100% of the meetings of the Board during 2001.

         The Company is currently actively seeking additional Board members and has identified several potential candidates in the areas of finance, gaming and technology. It is the intent of the Company to instate an additional 3 members to the Board in the 2002 fiscal year.


Item 11: Security Ownership of Certain Beneficial Owners and Management

Securities Ownership of Principal Stockholders

         The following table sets forth the Common Stock of the Company's Common Stock beneficially owned by each person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock as of September 30, 2001.

         Outstanding
         ----------------
Title             Beneficial Owner-                   Beneficially             Percent
Of Class          Name and Address                       Owned                  Owned
----------        -------------------------          ---------------        ------------------

Common            Daniel P. Murphy
                  President, Chairman, CEO,          15,750,000 (1)             14.91%
                  and Director
                  7825 Fay Avenue, #200
                  La Jolla, California 92037

Common            Alejandro Trujillo
                  Chief Technology Officer and       15,750,000 (2)             14.91%
                  Director
                  7825 Fay Avenue, #200
                  La Jolla, California 92037



Common            Andrew P. Patient
                  CFO, Treasurer, and Secretary      6,750,000 (3)               6.39%
                  7825 Fay Avenue, #200
                  La Jolla, California 92037

Common            Robert K. Swanson                  14,372,000 (4)             13.61%
                  Shareholder

Common            Zabadoo.com, AG                    12,000,000 (5)             11.36%
                  Shareholder

         Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all Common and Preferred Stock and options or warrants to purchase stock.

(1) Includes 6,750,000 shares pledged against payment of a promissory note to the Company in the amount of $67,500 used to exercise the options under which the shares were acquired. Mr. Murphy has full power to vote the shares and exercise all other rights of ownership, other than sale of the shares.

(2) Includes 6,750,000 shares pledged against payment of a promissory note to the Company in the amount of $67,500 used to exercise the options under which the shares were acquired. Mr. Trujillo has full power to vote the shares and exercise all other rights of ownership, other than sale of the shares.

(3) Includes 3,600,000 shares pledged against payment of a promissory note to the Company in the amount of $36,000 used to exercise the options under which the shares were acquired. Mr. Patient has full power to vote the shares and exercise all other rights of ownership, other than sale of the shares.

(4) Includes 7,000,000 shares issuable upon exercise of options to purchase common stock. Option strike price is $0.01 per share and assumes exercise of all options.

(5) Includes 5,000,000 shares issuable upon exercise of options to purchase common stock. Option strike prices range from $0.02 per share to $0.20 per share and assumes exercise of all options.

Item 12: Description of Securities

         All of the shares of common stock, $0.0001 par value, (the "Common Stock") offered hereby (the "Offering") are being sold by certain shareholders who are registering up to 28,296,991 shares of common stock, 12,000,000 options to purchase shares of common stock, and 40,000,000 shares registered for the shelf. All shares contained in this registration statement are common shares. The company's common shares are listed on the Over-The-Counter Bulletin Board.

            The following description of certain matters relating to the common stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.

COMMON STOCK

    The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders. The holders of our common stock have the sole right to vote, except as otherwise provided by law or by our articles of incorporation. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds, subject to the preferences granted to the holders of our preferred stock. In the event of the dissolution, liquidation or winding up of 2-Infinity, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities, subject to the preferences granted to the holders of our preferred stock.

    The holders of our common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of the state of Colorado. Accordingly, the holders of more than 50 percent of the issued and outstanding shares of our common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of our common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors. All outstanding shares of our common stock are fully paid and nonassessable.

    The laws of the state of Colorado provide that the affirmative vote of a majority of the holders of the outstanding shares of our common stock is required to authorize: (i) amendments to our articles of incorporation, with some exceptions; (ii) mergers or consolidations with any corporation, with some exceptions; or (iii) any liquidation or disposition of any of our substantial assets other than in the usual and regular course of business.


Item 13:  Interest of Named Experts and Counsel

None.

Item 14: Disclosure of Commission Position on Indemnification for Securities Act Liabilities

         The Company's Bylaws and the Colorado Business Corporation Act provide for and Directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

            No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


Item 15:  Organization Within the Last Five Years

         The 1999 Omnibus Stock Plan (the "Executive Plan"), approved by shareholders in 1999, was implemented in March, 2000 with 3 employees participating. Mr. Murphy was granted options to purchase 250,000 shares at $1.10 per share for a period of 5 years. Mr. Trujillo was granted options to purchase 250,000 shares at $1.10 per share for a period of 5 years, and Mr. Patient was granted options to purchase 250,000 shares at $1.00 per share for 5 years. Under the terms of the Executive Plan, eligible key employees were granted the right to purchase shares of the Company's Common Stock at the market price, or in the case of owners of 10% or more of the outstanding shares 110% of the market price, which was $1.00 per share at the time of grant. All options were exercised on March 22, 1999 and were financed through promissory notes from the Company at the Federal Rate for Mid-Term Funds, payable on or before March 22, 2004. The loans were fully-recourse to the participating employees but were guaranteed by 150% of the number of shares acquired through the note. Sales of the shares purchased under the Plan are subject to the restrictions of unregistered securities.

         On April 12, 2000, Berkshire Capital Partners, Inc. entered into a Share Purchase Agreement with the control shareholders of Marathon Marketing Corp. in which Berkshire Capital Partners, Inc. was to acquire all 672,000 shares outstanding of the Registrant from the certain shareholders for purpose of accomplishing a Merger of InterSpace Enterprises, Inc. and Marathon Marketing Corp. The Agreement was subsequently cancelled and Prudential Overseas Company, Ltd. acquired 672,000 shares. Prudential Overseas Company, Ltd. exchanged 672,000 shares to InterSpace Enterprises, Inc. for 672,000 shares of its stock on April 17, 2000.

         The officers and directors of Marathon Marketing Corporation consisted of the following: Jeff Ploen, Scott Deitler and Jim Toot. On April 14, 2000 these individuals sold the entire shares outstanding, which amounted to 672,000 shares of common stock in Marathon Marketing corporation to Prudential Overseas Company, Ltd. Their relationship as officers and directors ended after this transaction occurred. Interspace Enterprises has not had any contact from these individuals and they have no involvement in Interspace Enterprises in any capacity.

         On April 17, 2000, InterSpace Enterprises, Inc. completed a Share Exchange Agreement with shareholders of Marathon Marketing Corp. in which InterSpace Enterprises, Inc., a Delaware corporation, acquired all 672,000 shares outstanding of the Registrant for the purposes of accomplishing a Merger of Marathon Marketing Corp. and InterSpace Enterprises, Inc. The Merger was subsequently completed.

         Interspace Delaware was the predecessor Company to the Interspace Enterprises, Inc., Colorado. The officers and directors of Interspace Delaware are the same as they are currently. The major shareholders of Interspace Delaware were the founders, Daniel P. Murphy and Alejandro Trujillo, who together owned more than 50% of the outstanding common shares at that time.

         The merger between Interspace Delaware and Marathon Marketing consisted of a simple one for one share exchange whereby each shareholder of Interspace received one share of Marathon. Marathon then changed its name to Interspace Enterprises, Inc. There were 672,000 shares of Marathon Marketing and 6,668,200 shares of Interspace Delaware outstanding at the time of the merger, for a total of 7,340,200 shares outstanding on a post-merger basis. No cash was exchanged as part of the merger and there were no agreements or arrangements that benefited the officers, directors or major shareholders of either company. Mr. Michael A. Littman performed legal services as part of the merger and received approximately $2,500 as compensation.


Item 16:  Description of Business:  Interspace Enterprises

GENERAL DEVELOPMENT OF BUSINESS

         InterSpace Enterprises, Inc. is a Colorado corporation. The principal executive offices are currently located at 7825 Fay Avenue, Suite 200, La Jolla, California 92037. All communications with the Company should be forwarded to the foregoing address, by telephone (858) 456-3539, by facsimile at (858) 454-2679 or via the company's Internet address at www.planetlotto.com.

         InterSpace Enterprises, Inc., a Delaware corporation ("InterSpace Delaware") was formed on June 30, 1998. Following incorporation, the InterSpace Delaware Founders, developed a preliminary business plan for the PlanetLotto lottery, raised seed capital, and began to negotiate with various foreign governments to host the PlanetLotto lottery. For the purposes of becoming a publicly traded company, InterSpace Enterprises acquired all of the outstanding shares of common stock of Marathon Marketing Corporation, a Colorado corporation. After acquiring all of the Marathon Marketing common stock InterSpace Delaware merged into its subsidiary on April 17, 2000, changing its name to InterSpace Enterprises, Inc. Thereafter, the Company has begun to implement the business plan and carry on the business activities previously initiated by Interspace Delaware. The Company assumed, performed and became responsible for all assets, contracts, liabilities, obligations and agreements of InterSpace Delaware as a result of the Merger. Additionally, the company made the necessary filings to become a fully reporting 12(g) publicly traded company and subsequently received approval to begin trading of its common stock on the Over-The-Counter Bulletin Board market under the symbol "ITET".


                             DESCRIPTION OF BUSINESS


PRODUCTS AND SERVICES

         PlanetLotto Web Site. The Company's core product is the marketing of the PlanetLotto.com web site. The Company's web site has incorporated all of the traditional, as well as the new Internet functions of a lottery system. Consumers are first greeted by a state-of-the-art web site display with a large continuous "PlanetLotto ticker", which displays the ever-increasing current weekly jackpot. As customers enter into the weekly jackpot, they are encouraged to become a player. The player prompts ask the new players to answer a few simple questions, screen name, country of origin, etc, followed by appropriate Company disclaimers, and they are then given a player password. Players may enter any weekly jackpot by simply purchasing a $2.00 (U.S.) entry fee and selecting their personal numbers or by selecting the "Planet Pick", a random number picking program. The transaction is secured through an established online credit card or digital cash transaction company. The player will then be given a confirmation e-mail, complete with a PlanetLotto confirmation number. The web site also includes visual displays and an archive video collection of past winners. As of March 15, 2002, we have had 4987 users of the Internet lottery games and US$12,522.52 has been paid out in prizes to date.


Planetlotto Lottery Infrastructure

         Lottery License Partner. The company's current lottery partner is the International Lottery in Liechtenstein Foundation, licensed by the Government of Liechtenstein to run the company's Lottery. The term of the Lottery License agreement is five years. The license is highly regulated, with auditors Ernst & Young appointed by the government to oversee all aspects of the operation.

         The company's operational partner, Zabadoo.com AG provides all the website infrastructure for the planetlotto.com web site, including hosting, bandwidth, management of the web site and providing all customer support.

         Payment Processing. Planetlotto.com has an established relationship with one of the largest acquiring banks in Germany, and backup facilities in Switzerland and the UK, to provide Planetlotto.com (TM) with acquiring ability. Deposits are held in accounts at the Liechtensteinische Landesbank, owned by the government, and audited by Ernst & Young AG.

         Statistics. In order for the company to be able to measure how successful the company's marketing and promotion program are, the company will utilize an advanced statistics system, which will enable the company to:

Monitor sales and site traffic in real time
Track data per advertisement banner including hits, signups, conversion rates, Average spend and total revenue
Get detailed sales and customer information about your best players
Get geographical information by sales and sign ups
Monitor detailed information about click-throughs, including the referring site Get in-depth information about player paths through the site and most accessed pages

         Server Room. The Planetlotto.com server room is a purpose-built Grade 1 computing environment. It has a dual, high-capacity, under-floor air conditioners keeping the temperature stable, and Inergen (Argonaut) fire protection systems. Power supply is ensured with dual uninterruptible power supplies linked to a 30Kw diesel generator.

         Disaster Recovery. A fully functional off-site disaster recovery facility is in place 10 km from the main server center. This facility contains up-to-date copies of all data and is linked via wireless network to the primary site. As an autonomous system with 3 independent backbones (UUNET, GlobalOne and IP Plus), Planetlotto manages its own BGP (Border Gateway Protocol) sessions with the backbones giving it the ability to react to localized problems on the Internet by rerouting traffic where necessary. Each line runs at E1 (2Mb) speed, and further capacity will be available at short notice. Graphics are served through a network of 8000 servers around the world provided by Akamai (TM). This ensures that customers always receive their graphics and other "heavy" content from the closest server to them. All server equipment will be configured in redundant clusters to provide the highest possible resilience. This includes firewalls, routers, utility and database servers. Web servers are accessed through a pair of Big IP2 load balancing systems that will enable Planetlotto.com to add new servers very quickly, and load balance across multiple servers.

         Data Storage. Compaq Storageworks RA8000 FC Fiber Channel RAID are used for critical data storage. This system has redundancy throughout and is extremely fast due to its 64Mb read-write cache unit and high-speed fiber channel connectivity. The database runs on an 8 processor Compaq Systempro 8500 server with 4Gb main memory.

         Security. There is a high level of physical security on site. Access is controlled to all areas and alarms are monitored 24/7/365 by an on-site security control room. In addition, firewalls and systems are configured to provide the highest level of security, and has been tested in both internal and external penetration tests. Three hardware engineers will also be available 24/7/365 to solve problems if they occur. A sophisticated alerting system is in place to notify support staff when there are problems.

         Internal Controls. Planetlotto.com weekly draws are attended by two scrutineers from Ernst & Young AG, Vaduz. They supervise the pre-draw procedures and take possession of a CD-ROM containing data on entries for the draw. This record is the definitive record used to verify the winners, and is validated against the database before the draw can take place. Draws are performed using one of two mechanical ball machines manufactured by Editec. Prior to the draw a ball set is selected at random and test draws are carried out to ensure that the machine and ball sets have not been tampered with. After the draw an independent program is run by the auditors and the results compared to the database to verify that the data is correct and there are no errors.

         Jackpot Insurance. Planetlotto.com's weekly draw features two headline jackpots, the weekly 7/49 Jackpot and the Bonus Play Jackpot, which are insured by a consortium of Lloyds of London insurance underwriters.

         Real Time Broadcast. The draws are currently filmed and broadcast live on the Internet using Real Video. Players can also watch archive copies of the draws. Draws are filmed using multiple broadcast-quality cameras.

         First Tier. The company offers round-the-clock customer support. Operators are multi-lingual and trained to respond to e-mails and phone calls making use of an extensive knowledgebase. E-mails are assigned a tracking number via an auto-reply function and are answered personally within 1 hour.

         Second Tier. In circumstances where support queries e-mails cannot be answered first tier customer support, the player will be informed that the query has been passed on to a manager and the query is forwarded to our team in Liechtenstein. Liechtenstein support is available 08.00 to 19.30 CET weekdays and reduced hours over the weekend and public holidays. Support staff has access to an extensive CRM database, which will enable them to answer customer queries efficiently and effectively.

         Email Program. The company uses a state-of-the-art e-mail system that integrates with the database and enables it to send e-mails to selections of players based on a wide variety of criteria. E-mails are formatted in such a way as to display correctly in all mail clients and are multilingual and able to incorporate customer information such as name and account number. Newsletters will also be sent out weekly to all players who have not opted out.

         Marketing Plan. The Company's tentative plans currently include brand recognition through a comprehensive viral marketing campaign, supplemented with Internet banner advertisements, search engine cataloging, and e-mail database marketing.

         Charities. PlanetLotto donates 10% of gross revenues to charity. The Company is committed to a code of ethics that maintains the highest standards and professional integrity with strict conformance with all legal and ethical standards in the conduct of administration, finance and programming.

         Because giving abroad represents an array of challenges for a private donor, PlanetLotto has united with organizations that are able to provide customized service and quick response in places of need around the world. The Company has selected, International Make A Wish Foundation as our first partner and currently are assessing two additional groups for potential partnership.

         The Make-A-Wish Foundation(R) grants the wishes of children with life-threatening illnesses to enrich the human experience with hope, strength, and joy. They are e are the largest wish-granting organization in the world, with 81 chapters in the United States and its territories, and 22 international affiliates on five continents.

COMPETITIVE ENVIRONMENT

iWon
URL: www.iwon.com
Location: Irvington, NY
Content: Search engine portal with daily $10,000 sweepstakes and monthly $1 million sweepstakes.
Revenue model: Advertising, sponsorship, e-commerce.
Users: N/A

LuckySurf.com
URL: www.luckysurf.com
Location: South San Francisco, CA
Content: $1 million sweepstakes
Lottery System: 7/50 system
Odds of Winning:  1 in 99 Million
Ticket Price: Free
Revenue model: Advertising: Sells click-thru's rather than impressions. Says its advertisers have been averaging registration and purchase conversion rates of 13 percent, and that 95 percent of its initial advertisers have signed up for more.
Users: 125,400 registered

TreeLoot
URL: www.treeloot.com
Location: Overland Park, KS
Content: Simple "clicking" game with instant cash prizes of up to $25,000. Revenue model: Advertising: Sells impressions and targeted impressions.
Users: Profiles approximately 6 million per year

Uproar
URL: www.uproar.com
Location: New York
Content: Dozens of slick, multiplayer, quiz-oriented games.
Revenue model: Advertising, licensing properties to other companies to create co-branded game such as Lycos Trivia 2000.
Users: 3.6 million registered across all its properties.

Webstakes.com
URL: www.webstakes.com
Location: New York
Content: Weekly sweepstakes for such items as microwave ovens, high-definition TVs, and cash prizes up to $100,000.
Revenue model: Advertising, sponsorship, syndication, licensing, consulting.
         Users: 2 million registered

GOVERNMENT LICENSING AND REGULATION AND RELATED RISKS

         Historically, gaming activities have been subject to extensive statutory and regulatory control by government authorities, and have been very dependent and likely significantly affected by any changes in the political climate and economic and regulatory policies of the countries where gaming facilities are located. These changes may impact the operations of the Company in a materially adverse way. Various laws and regulations could have a direct and material effect on the business, and indirectly could have a material effect on the public demand for software of InterSpace Enterprises. Most countries and jurisdictions within countries have laws or regulations restricting gaming activities. For example, in the United States, the Federal Interstate Wire Act contains provisions which make it a crime for anyone in the business of gaming to use an interstate or international wire communication line to make wagers or to transmit information assisting in the placing of wagers, except, with respect to transmitting information, the wagering is legal in the jurisdictions from which and into which the transmission is made. Other United States laws impacting gaming activities include the Interstate Horse Racing Act, the Interstate Wagering Paraphernalia Act, the Travel Act and the Organized Crime Control Act.

         The planetlotto.com web site is licensed and regulated and operated through the government of Liechtenstein and, by virtue of the Treaty act of Rome, Liechtenstein is allowed to sell it's products and services, including the sale of lottery tickets via the Internet to All European States. It is the opinion of the government of Liechtenstein that all visitors and players to their retail outlets, including planetlotto.com are within the jurisdiction of Liechtenstein and therefore there access to their lottery does not violate or is not subject to such any additional laws and regulations. The company however, has taken a conservative stance in this regard and has voluntarily restricted access from U.S. players by not accepting deposits in the jurisdiction until legal clarification has been established. Therefore, the Company faces the risk of either civil or criminal proceedings brought by governmental or private litigants who disagree with the Company's interpretation of laws and regulations. Because there is little guiding authority, there is a risk that the Company could lose such lawsuits or actions and be subject to significant damages or civil or criminal penalties and fines. Such proceedings could also involve substantial litigation expense, diversion of the attention of key executives, injunctions or other prohibitions being invoked against the Company. The uncertainty surrounding the regulation of Internet gaming could have a material adverse effect on the Company's business, revenues, operating results and financial condition.

         Several countries, most notably law enforcement agencies in the United States, believe that the laws of their country restrict, and in some instances prohibit, interactive gaming operators from doing business with residents of their countries and, in some instances, prohibit or restrict residents of their respective countries from doing business with interactive gaming operators located in a foreign country. The Department of Justice of the United States of America has taken the position that the federal criminal laws of the United States do, in fact, address interactive gaming operators that accept wagers from residents of the United States. They have taken this position on legislation pending in Congress, discussed below, and have also pursued various criminal prosecutions. For example, of several indictments issued at the request of the United States Attorney for the Southern District of New York, the one case that went to trial involved Jay Cohen, an owner of World Sports Exchange, a licensed gaming operator in Antigua. On February 28, 2000 the jury in the Federal District Court case found Jay Cohen guilty of violating United States federal law (18 U.S.C.
Section 1084), a federal statute that purports to make it illegal for a betting or wagering business to use a wire communication facility to transmit bets or wagers in interstate or foreign commerce. Several of the counts for which Mr. Cohen was found guilty solely involved his Internet operations. The decision is on appeal.

         Other countries, such as Great Britain, have recently lent new legitimacy to online gambling. In March 2001, Great Britain dumped its tax on sports betting in exchange for a pledge by its famed bookmakers to shut down their offshore Internet operations and reopen them at home. One bookmaker said the change could turn the United Kingdom into "the hub of the global gambling industry." The tax-code change, announced by Chancellor of the Exchequer Gordon Brown as part of the government's budget for 2002, makes Britain the first world power to embrace Internet gambling. Under the new scheme, the government on January 1, 2002 scrapped its 9 percent tax on wagers, which was paid directly by bettors, and replaced it with a 15 percent tax on gross profits that will be absorbed by bookmakers who conduct off-site wagering, either via the Internet or by telephone, in Britain. The British bookmakers are free to accept wagers on sports contests from all over the world, though it is still illegal to offer online casino-style games over the Internet from the United Kingdom.

         Britain's entry into online gambling is expected to put additional pressure on the United States and other nations to either join the rush toward regulation or develop a workable strategy to stop Internet gambling operators from targeting their citizens. Britain's decision is the direct result of competition from offshore operators doing business in tax-free jurisdictions. In the face of such competition, virtually all of Britain's bookmakers had established their own Internet divisions in locales as Antigua, Gibraltar and Malta, cutting into the tax revenue the British government collects from gambling.

         Now, those bookmakers that return to Britain will enjoy a competitive advantage over those offshore operators, who will be banned from advertising their services in the United Kingdom. As a result of the debate on the effectiveness of laws in the United States to address activities of interactive gaming operators, there has been an extended effort in the United States to prohibit certain types of interactive gaming by companies engaged in the business of gaming. It is impossible to predict the outcome of such legislation. If passed, such federal legislation would prohibit wagering over the Internet by gambling businesses, with exceptions for certain forms of gaming.

         The Company believes that if such laws were found to be applicable to activities of the Company, such laws would have a material adverse effect on the Company's business, revenues, operating results and financial condition.

         H.R. 4419, a Bill introduced in May, 2000 in the House of Representatives, is titled the Internet Gambling Funding Prohibition Act. In the form introduced, this Bill would have prohibited any gambling business from accepting any financial instrument (defined as any check, wire, credit card charge or any other transaction facilitated by a financial institution) for the purpose of Internet gaming. At a Banking Committee hearing on June 28, 2000, the Bill passed out of Committee with amendments that largely removed the international reach of the Bill and also added exceptions to the prohibitions for pari-mutuel and lottery. It was serially referred to the House Judiciary Committee for consideration. More than 11 federal cases against the credit card companies and several of the issuing banks were consolidated and assigned to Judge Stanwood R. Duval Jr. in New Orleans. The plaintiffs were people who had lost money gambling online. They argued that the banks and credit card companies were involved in "illegal gambling on the Internet." In sending out monthly statements to the plaintiffs who had used the cards to gamble online, the plaintiffs alleged that the defendants committed mail and wire fraud in trying to collect "illegal" debts. The plaintiffs also charged that the financial institutions were "aiding and abetting "criminal enterprises. If the casinos had not accepted credit cards, the plaintiffs argued, they wouldn't have gambled online.

         On Feb. 23, Duval dismissed the cases outright. In an opinion Duval ruled that the 1961 federal Wire Act, under which telephone and Internet bookmaker Jay Cohen was convicted, applies only to sports betting and "does not prohibit Internet casino gambling."

STRATEGIC RELATIONSHIPS

     InterSpace recognizes the speed at which the Internet operates and as such, plans to enter into several key strategic relationships, and is pursuing additional partnerships. These partnerships are of several types:

     o Alliances or partnerships with other technology companies that enable InterSpace to get to market faster with a more robust or diverse product offering.

     o Alliances or partnerships that offer new and strong distribution channels for our products.

     o    Alliances  or  partnerships   that  enhance   transaction   processing
          relationships with financial institutions and e-commerce providers.

RESEARCH AND PRODUCT DEVELOPMENT

         The Company recently launched its first product, Planetlotto.com, and new product development will continue to be a primary focus of InterSpace for the current fiscal year as the Company refines its business model and adds new types of lottery style games. As the traditional lottery market and the interactive online lottery market begin to converge, new games that redefine the online lottery market will emerge. The Company plans to focus on a variety of different types, styles and themes of games, focusing on different demographic and niche markets in order to penetrate a larger user base. The Company spent approximately $824,417 and $758,922 on research and development activities for the years ended December 31, 2001 and 2000, respectively.

NUMBER OF EMPLOYEES

         As of December 31, 2001, the Company had 4 full-time employees. All other personnel operate as independent contractors to the Company.

Item 17:  Management's Discussion and Analysis of Plan of Operation

PLAN OF OPERATIONS

During the course of the next twelve months, Interspace Enterprises will continue to market its PlanetLotto product through targeted affiliate license partners. Because of its operational structure, Interspace has only minimal operational cash needs. Management has and will continue to accrue management salaries until such time as Interspace can afford to pay such salaries on an ongoing basis. This structure, combined with the fact that PlanetLotto is fully operational, minimizes the cash needs of the company. Little or no research and development costs are anticipated, and the company does not anticipate any expected purchase or sale of plant assets or equipment. There are no current plans to significantly change the number of employees.

The company anticipates that all cash needs will be met in the short term from the sale of common stock and proceeds from the sale of PlanetLotto lottery tickets.

If the company succeeds in raising only nominal funds from this offering, operations will continue as they have. Management has and will continue to operate, and associated salaries will continue to accrue until such time as Interspace can fund such expenses.

OVERVIEW

The most recent fiscal year has been a trying one for the Company. Commitments for funding that went unfulfilled resulted in the need to reconfigure the business model such that a partnership proved the most viable means to bring the Company's core product to market. Limited capital availability due to the downturn in the Internet and technology sectors meant that the Company was forced to reduce its staff to core personnel in order to continue to operate. In spite of these setbacks, the management successfully completed the company's major milestone of making www.planetlotto.com operational in 2001 through the partnership in September with the International Liechtenstein Lottery foundation. Through this partnership, planetlotto.com became a retail outlet for the Liechtenstein Lottery in December of 2001, a weekly lottery operated by Zabadoo.com AG and regulated by ILLF and the Government of Liechtenstein, audited by Ernst and Young, International and Insured by a Lloyds of London Broker.
         The partnership enabled the company to leverage the existing structure of the lottery operations already in place under Zabadoo.com AG. By virtue of the 5 year agreement, the weekly operations of the Liechtenstein lottery and management of the planetlotto.com web site, including customer service support, maintenance and hosting are provided by ILLF and Zabadoo.com AG, in return for equity in the Company and revenue sharing based on each transaction on the Company's web site. Initially regarded as the Company's main competition, the partnership with Zabadoo has allowed the Company to fast-forward its launch and create the strongest Internet lottery presence currently on the web. In order to develop a progressive jackpot, with a weekly rollovers of the Planetlotto lottery, the company modified it's lottery model from a 6/70 lottery format to a 7/49 format which eliminated the need for the company to provide its own lottery draw equipment, and separate audit procedures, one of them most costly aspects of the original plan. Modifications in this manner allowed Planetlotto to launch without the need to for significant additional capital. Additionally, the Company negotiated a supplemental insurance policy to coincide with the 7/49 Jackpot, exclusive to the Planetlotto.com website. The Supplemental 1-year insurance was paid in equity to Zabadoo.com AG in return for providing the initial minimum deposit required to initiate the insurance policy. The 7/49 insurance policy allows Planetlotto.com to guarantee a progressive jackpot that parallels traditional lotteries. The jackpot insurance is scheduled to increase on a weekly basis throughout the 2002-year in the event that there is no jackpot winner(s). Additionally, the term of the agreement includes an allocation of each ticket sold from the prize pool to be included within the advertised jackpot amount. Management believes that the implementation of a coordinated marketing plan in 2002 will drive ticket sales over the insured amount and develop a mature lottery model without the need to purchase additional insurance in 2003.

         Through the result of these strategic alliances, it is management's belief that the company is well position within the online lottery industry to capture a significant percentage of market share within this industry sector. The current focus of the Company is to develop the Planetlotto brand through strategic alliances with Internet based portals to distribute it's product on the Internet. It is management's belief that the Company will be able to secure adequate funding to enable the company to market the Planetlotto brand and translate it's marketing effort into self-sufficient revenues and positive cash flow, however, there can be no assurances that funding will occur.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2001 the Company had $130,815 in cash resources available to satisfy requirements for operations, which are not sufficient to sustain long-term operations. No assurances can be given that the Company will be successful in realizing sufficient funding to continue any operations. Based on the partnership arrangement with Zabadoo.com AG, the Company was able launch the PlanetLotto website and begin the generation of its first revenues. While the website is fully operational, very little cash is available to begin the process of marketing and promoting the site.

The Company is currently working to create exposure for the website via strategic alliances and cross-marketing opportunities. While the deterioration of funding sources for internet based businesses has created financial stress for the Company, the cost of web-based advertising has likewise decreased. The Company plans to strategically place test-marketing campaigns via web portals and other internet sources to determine the most effective means to attract its core audience. The Company plans to raise capital during the second quarter of 2002 via a formal registration statement. Funds from this placement will be used to expand our marketing efforts to a much wider audience, via both online and offline placements.

The Company's consolidated financial statements have been prepared on a continuing operations basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

Management recognizes that the Company must generate additional investment in a timely manner to maintain its current level of development and launch timeframe. If such investment is delayed, management will be required to reduce the Company's operations.

The Company plans to seek private placements of equity capital to fund its operations but has no commitments at date of this report for funding.

As of December 31, 2001, there were no material commitments for capital expenditures.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

The Company did not generate revenue in 2001 or 2000. The Company had general and administrative expenses of $1,663,264 in 2001 compared with $1,274,835 in 2000. The Company's main expenses continue to be consulting and legal fees as well as compensation costs. The Company incurred $495,685 in 2001 and $257,250 in 2000 for consulting fees, much of this related to stock-based compensation as a result of the Company's lack of cash resources. In 2001 the legal and professional fees increased to $118,039 from $50,201 in 2000 as a result of costs associated with licensing and financing related items. Other administrative expenses increased to $410,465 from $120,671 in 2000 due to the cost of website development, insurance and associated operational costs. Salaries expense increased to $577,405 from $466,880 as a result of hiring 5 additional staff for most of 2001.

The Company incurred a loss on operations of ($1,663,264) in 2001 compared to ($1,274,835) in 2000. The Company had a net loss of ($1,694,934) in 2001 after interest expense of $39,774 and interest income of $8,904. In 2000 the net loss was ($1,230,269) after interest income of $54,471 and interest expense of $9,105. The loss per share was ($.02) in both 2001 and 2000.

Item 18:  Description of the Property

         The Company does not own any real property and has no long-term commitments to lease any space. The Company currently leases office and conference facilities on a month-to-month basis at 7825 Fay Avenue, #200, La Jolla, California 92037.

Item 19:  Certain Relationships and Related Transactions

         The 1999 Omnibus Stock Plan (the "Executive Plan"), approved by shareholders in 1999, was implemented in March, 2000 with 3 employees participating. Mr. Murphy, the Company's Chairman, President and Chief Executive Officer, was granted options to purchase 250,000 shares at $1.10 per share for a period of 5 years. Mr. Trujillo, the Company's Director and Chief Technology Officer was granted options to purchase 250,000 shares at $1.10 per share for a period of 5 years, and Mr. Patient, the Company's Chief Financial Officer, was granted options to purchase 250,000 shares at $1.00 per share for 5 years. Under the terms of the Executive Plan, eligible key employees were granted the right to purchase shares of the Company's Common Stock at the market price, or in the case of owners of 10% or more of the outstanding shares 110% of the market price, which was estimated at $1.00 per share at the time of grant. All options were exercised on March 22, 1999 and were financed through promissory notes from the Company at the Federal Rate for Mid-Term Funds, payable on or before March 22, 2004. On October 1, 2001, the Board of Directors, in consideration of the decline in market value of the common shares, agreed to reduce the value of the original purchase transaction to an effective price of $0.01 per share, thereby reducing the promissory notes and accrued interest by approximately 85%. The repayment dates and other terms remain the same.

Item 20:  Market for Common Equity and Related Stockholder Matters

         Our common stock is traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "ITET." On January 28, 2002, the low and high bid prices for the common stock on the Bulletin Board were $0.095 and $0.11, respectively.

            The following table shows the range of reported low bid and high bid per share quotations for our common stock for the periods indicated. The high and low bid prices for the periods indicated reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                             High Bid               Low Bid
            2001

            First Quarter....................   $5.250               $0.125
            Second Quarter...................   $0.421               $0.055
            Third Quarter.....................  $0.100               $0.010
            Fourth Quarter....................  $0.195               $0.019

Penny Stock Regulation

            Our shares are subject to the Penny Stock Reform act of 1990, which may potentially decrease our ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price less than $5.00. The penny stock rules require a broker-dealer prior to a non-exempt transaction to deliver a standardized risk disclosure document and make a special determination that penny stocks are a suitable investment for each investor. In addition the broker-dealer must receive the investor's written agreement to the transaction. These disclosure requirements may have the affect of reducing the level of trading activity in our stock and make it more difficult for you to resell your stock in our Company.

Shareholders

            The approximate number of holders of record of the Common stock as of the date of this prospectus is 196 inclusive of those brokerage firms and/or clearinghouses holding shares of common stock for their clientele (with each such brokerage house and/or clearinghouse being considered as one holder).

Dividend Policy

            We have not declared or paid any dividends on our shares of common stock. We intend to retain future earnings, if any, that may be generated from our operations to finance our future operations and expansion and do not plan for the reasonably foreseeable future to pay dividends to holders of our common stock. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our board of directors in its discretion deems relevant.

Item 21:  Executive Compensation

A.  Compensation of the Executive Officers

         The following table sets forth the compensation by the Company of the Chief Executive Officer and the four most highly compensated other executive officers of the Company in 2000, for services in all capacities to the Company and its subsidiaries during the two fiscal years ended December 31, 2000.




                          ANNUAL COMPENSATION
                      --------------------------------------

Name and Principal                            Annual Salary         Bonus          Other Annual        Long Term
Position                         Year                                              Compensation        Awards of
                                                                                                        Options
Daniel P. Murphy                 2001            $120,000             0                  0                 4,000,000
Chairman of the Board,           2000            $90,000              0                  0                   250,000
President and CEO                1999            $63,333              0                  0                         0

Alejandro Trujillo               2001            $48,000              0                  0                         0
Director, Chief                  2000            $83,333              0                  0                   250,000
Technology Officer               1999            $63,333              0                  0                         0

Andrew P. Patient                2001            $83,333              0                  0                 1,000,000
Chief Financial Officer          2000            $86,250              0                  0                   250,000
and Secretary                    1999            $18,750              0                  0                         0

The following table sets forth information concerning grants of stock options to purchase shares of our Common Stock during the year ended December 31, 2001 to executive officers:


                        OPTION GRANTS IN LAST FISCAL YEAR
----------------------- --------------------- -------------------- --------------------- --------------------
Name                    Number of             Percentage of        Exercise or Base      Expiration Date
                        Securities            Total Options        Price Per Share ($)
                        Underlying Options    Granted to
                        Granted               Employees in
                                              Fiscal 2001 (%)
----------------------- --------------------- -------------------- --------------------- --------------------
Daniel P. Murphy             4,000,000               80.0%                $0.01            Sept. 30, 2006
Chairman of the
Board, President and
CEO
----------------------- --------------------- -------------------- --------------------- --------------------
Alejandro Trujillo              -0-                   -0-                  -0-                   ---
Director, Chief
Technology Officer
----------------------- --------------------- -------------------- --------------------- --------------------
Andrew P. Patient            1,000,000               20.0%                $0.01            Sept. 30, 2006
Chief Financial
Officer and Secretary
----------------------- --------------------- -------------------- --------------------- --------------------

The following table sets forth information with respect to stock options exercised by our Executive Officers during the fiscal year ended December 31, 2001 and stock options he held as of December 31, 2001.

----------------------- --------------------- -------------------- --------------------- --------------------
Name                    Shares Acquired On    Value Realized       Number of             Value of
                        Exercise                      ($)          Securities            Unexercised
                                                                   Underlying            in-the-money
                                                                   Unexcercised          options/SARs at
                                                                   Options/SARs at       Fy-end ($)
                                                                   FY-end (#)            Exercisable/
                                                                   Exercisable/          unexcercisable
                                                                   unexcercisable
----------------------- --------------------- -------------------- --------------------- --------------------
Daniel P. Murphy        -0-                   ---                  4,000,000
Chairman, President
and CEO
----------------------- --------------------- -------------------- --------------------- --------------------
Alejandro Trujillo      -0-                   ---                   -0-
Director
----------------------- --------------------- -------------------- --------------------- --------------------
Andrew P. Patient       -0-                   ---                  1,000,000
Chief Financial
Officer and Secretary
----------------------- --------------------- -------------------- --------------------- --------------------

Management salaries are paid from operating capital if available. Unless salaries are paid, these amounts will accrue as a liability to the company.

B.  Directors' Compensation

     The Company's director compensation program provides that each director who does not receive other direct compensation from the Company is eligible to receive upon his or her initial election to the Board a warrant to purchase 100,000 shares of the Company's common stock at the market price at the date of grant. Each warrant has a term of five years. No warrants have yet to be granted under this program, as all members of the current Board receive other direct compensation from the Company.


----------------- -------- ----------- ------------ --------------- ----------- --------------- --------- ------------------
Name and          Year     Annual      Meeting      Consulting/     Number of   Securities      LTIP      All
Principal                  Retainer    Fees ($)     Other Fees ($)  Shares (#)  Underlying      Pay-ments Other
Position                   Fees ($)                                             Options/                  Compensation
                                                                                SARSs
                                                                                (#shares)
----------------- -------- ----------- ------------ --------------- ----------- --------------- --------- ------------------
Daniel P.         2001
Murphy,           2000         0            0             0             0             0            0              0
(1)Director       1999         0            0             0             0             0            0              0
----------------- -------- ----------- ------------ --------------- ----------- --------------- --------- ------------------
Alejandro         2001
Trujillo,         2000         0            0             0             0             0            0              0
(1)Director       1999         0            0             0             0             0            0              0
----------------- -------- ----------- ------------ --------------- ----------- --------------- --------- ------------------

(1) Both Mr. Murphy and Mr. Trujillo were compensated and have options and incentive participation pursuant to their Employment Contracts as Officers. Details of compensation are shown in Officers Compensation above and Employment Agreements below.


EMPLOYMENT AGREEMENTS

     In April 2000, as a result of the reorganization, the Company entered into new employment agreements with Daniel P. Murphy, its Chairman of the Board, President and Chief Executive Officer, Alejandro Trujillo, its Chief Technology Officer and Director, and Andrew P. Patient, its Chief Financial Officer and Secretary. Mr. Murphy's employment contract is for an initial term of four years. The employment agreement provides for a minimum base salary of $80,000 in its first year, with requirements for minimum increase of 50% each January 1. Mr. Murphy is eligible for a performance bonus based on the greater of 1% of the Company's operating income or a calculation based on the Company's increased market value. No bonus was triggered under this clause during 2000. In addition, Mr. Murphy is eligible to receive an annual stock incentive bonus equal to 1% of the Company's outstanding shares and participate in the Company's Incentive Stock Option Plan. No shares or options were granted for 2000 under the terms of the contract. The agreement further provides that in the event of the termination of Mr. Murphy's employment by the Company without cause, the Company will pay Mr. Murphy his base salary for the remainder of the initial term, a prorated bonus and continuation of medical insurance coverage, and his restricted stock and stock options will vest immediately. In the event of the termination of Mr. Murphy's employment by the Company as a result of change in control, the Company will be required to pay Mr. Murphy a termination fee equal to 10 times his annual base salary, plus any accrued bonuses or other incentive compensation. Mr. Trujillo's employment contract is for an initial term of two years. The employment agreement provides for a minimum base salary of $80,000 in its first year, with requirements for minimum increase of 20% each January 1. Mr. Trujillo is eligible for a performance bonus based on the greater of 0.25% of the Company's operating income or a calculation based on the Company's increased market value. No bonus was triggered under this clause during 2000. In addition, Mr. Trujillo is eligible to receive an annual stock incentive bonus equal to 0.25% of the Company's outstanding shares and participate in the Company's Incentive Stock Option Plan. No shares or options were granted for 2000 under the terms of the contract. The agreement further provides that in the event of the termination of Mr. Trujillo's employment by the Company without cause, the Company will pay Mr. Trujillo his base salary for the remainder of the initial term, a prorated bonus and continuation of medical insurance coverage, and his restricted stock and stock options will vest immediately. Mr. Patient's employment contract is for an initial term of two years. The employment agreement provides for a minimum base salary of $80,000 in its first year, with requirements for minimum increase of 25% each January 1. Mr. Patient is eligible for a performance bonus based on the greater of 0.25% of the Company's operating income or a calculation based on the Company's increased market value. No bonus was triggered under this clause during 2000. In addition, Mr. Patient is eligible to receive an annual stock incentive bonus equal to 0.25% of the Company's outstanding shares and participate in the Company's Incentive Stock Option Plan. No shares or options were granted for 2000 under the terms of the contract. The agreement further provides that in the event of the termination of Mr. Patient's employment by the Company without cause, the Company will pay Mr. Patient his base salary for the remainder of the initial term, a prorated bonus and continuation of medical insurance coverage, and his restricted stock and stock options will vest immediately.

Item 22:  Financial Statements


                          INTERSPACE ENTERPRISES, INC.
                         (A Developmental Stage Company)
                              FINANCIAL STATEMENTS
                      For the Year Ended December 31, 2001
                             SIEGEL, SMITH & GARBER
                          Certified Public Accountants


                  INTERSPACE ENTERPRISES, INC. AND SUBSIDIARIES
                                  AUDIT REPORT

                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS REPORT

The Board of Directors and Shareholders'
InterSpace Enterprises, Inc.

We have audited the accompanying balance sheet of InterSpace Enterprises, Inc. (a development stage company) as of December 31, 2001, and 2000 and the related statement of operations, shareholders' equity (deficit) and cash flows for the years then ended and for the period from inception (June 30, 1998) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, on a test basis, examination of evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterSpace Enterprises, Inc. as December 31, 2001 and 2000, and the results of operations and their cash flows for the years then ended and the period from inception (June 30, 1998) to December 31, 2001, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note L to the financial statements, the Company cannot successfully implement its operating plan without raising significant capital. This condition raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SIEGEL  SMITH, LLP
Certified Public Accountants

Solana Beach, California
March 28, 2002

                          InterSpace Enterprises, Inc.
                          (A Development Stage Company)
                                  Balance Sheet
                                   December 31

                                     ASSETS

                                                                                        2001                2000
                                                                                     ----------          ---------
      Current Assets
           Cash                                                              $         130,815   $          17,343
           Prepaid expenses                                                                  0              14,750
           -------------------------------------------------------------------------------------------------------
              Total current assets                                                     130,815              32,093

      Fixed Assets
           Computer and office equipment                                                11,281              11,281
           Accumulated depreciation                                                     (6,662)             (4,315)
           -------------------------------------------------------------------------------------------------------
             Total property and equipment                                                4,619               6,966
           -------------------------------------------------------------------------------------------------------

                Total Assets                                                 $         135,434   $          39,059
           =======================================================================================================

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

      Current Liabilities
           Accounts payable and accrued liabilities                          $         232,886   $         260,053
           Notes payable                                                                30,000             136,000
           Accrued payroll liabilities                                                 746,361             279,332
           Accrued income tax                                                            2,400               1,600
           Convertible notes payable                                                   178,000             136,000
           Accrued interest                                                                  0               9,105
           Current portion long term debt                                                  700                 930
           -------------------------------------------------------------------------------------------------------
             Total current liabilities                                               1,190,347             823,020

      Long Term Liabilities                                                                842               1,111

      Stockholders' Equity (Deficit)
           Common stock                                                                    998                 658
           Accounts receivable subscribed-related parties                             (185,697)         (1,187,097)
           Additional paid in capital                                                2,736,043           2,313,532
           Accumulated deficit during development stage                             (3,607,099)         (1,912,165)
           -------------------------------------------------------------------------------------------------------
             Total stockholders' equity                                             (1,055,755)           (785,072)
           -------------------------------------------------------------------------------------------------------

              Total Liabilities and Stockholders' Equity                     $         135,434   $          39,059
           --------------------------------------------------------------------------------------------------------

               See the Accompanying Notes to Financial Statements



                          InterSpace Enterprises, Inc.
                          (A Development Stage Company)
                             Statement of Operations
              For the Years Ended December 31 and Inception to Date



                                                                                                               From Inception
                                                                                                                June 30, 1998
                                                                                                                   Through
                                                                             2001             2000              December 31, 2001
       -----------------------------------------------------------------------------------------------------------------------
       Revenues

       Research and Development                                                                                        5,059

       Administrative and Selling Expenses
          License fees                                                            0          333,000                 373,000
          Consulting                                                        495,685          257,250                 826,510
          Depreciation and amortization                                       2,347            2,347                   6,662
          Legal and professional                                            118,039           50,201                 319,556
          Marketing and promotion                                            18,322           14,468                 117,953
          Office expense                                                     29,628           24,241                  88,993
          Other administrative expenses                                     410,465          120,671                 578,674
          Rent                                                               11,373            5,777                  22,196
          Salaries                                                          577,405          466,880               1,279,792
          ------------------------------------------------------------------------------------------------------------------
             Total Administrative Expense                                 1,663,264        1,274,835               3,613,336
          ------------------------------------------------------------------------------------------------------------------
               Net Loss from Operations                                  (1,663,264)      (1,274,835)             (3,618,395)

       Other (Income) Expense
          Interest income                                                    39,774          (54,471)                (14,697)
          Interest expense                                                   (8,904)           9,105                     201
          ------------------------------------------------------------------------------------------------------------------
             Total Other (Income) Expense                                    30,870          (45,366)                (14,496)

       Income Taxes                                                             800              800                   3,200
          ------------------------------------------------------------------------------------------------------------------
               Net Income                                        $       (1,694,934)      (1,230,269)             (3,607,099)
          ==================================================================================================================


          Weighted Average Shares                                        81,561,061       58,321,405
          Loss per share                                                      (0.02)           (0.02)


               See the Accompanying Notes to Financial Statements



                          InterSpace Enterprises, Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows
        For the Years Ended December 31 and From Inception, June 30, 1998
                            Through December 31, 2001






                                                                                                      From Inception
                                                                                                      June 30, 1998
                                                                                                          Through
                                                              2001                 2000              December 31,2001
                                                        -----------------    -----------------    ------------------------
Cash Flows From Operating Activities
      Net Loss                                         $       (1,694,934)  $       (1,230,269)  $              (3,607,099)

      Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation                                              2,347                2,347                       6,662
          Stock for services                                      868,170              469,000                   1,499,120
          Changes in:
          Prepaid expense                                          14,750              (14,750)                          0
          Accounts payable                                        (27,167)             112,316                     232,886
          Accrued interest                                         (9,105)               9,105                           0
          Accrued payroll expenses                                467,030              168,805                     746,362
          State tax payable                                           800                  800                       2,400
--------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Operating Activities                            (378,109)            (482,646)                 (1,119,669)

Cash Flows from Investing Activities
          Accrued interest related parties                         39,774              (54,471)                    (14,697)
          Computer and equipment purchases                                              (1,982)                     (8,335)
          Note receivable (payments)                               45,126                                                0
--------------------------------------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                              84,900              (56,453)                    (23,032)

Cash Flows from Financing Activities
          Notes payable                                          (106,000)             136,000                      39,200
          Sale of common stock                                    489,550              275,124                   1,085,290
          Repayment of notes                                         (499)                (905)                    (10,604)
          Convertible notes                                        23,630              136,000                     159,630
--------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                         406,681              546,219                   1,273,516

          Net Increase in Cash                                    113,472                7,120                     130,815

      Cash, beginning of the year                                  17,343               10,223                           0
--------------------------------------------------------------------------------------------------------------------------
      Cash, December 31                                $          130,815   $           17,343   $                 130,815
==========================================================================================================================

Supplemental Non Cash Investing and Financing Activities:
      Stock issued for a Lottery license              $                     $          333,000   $                       0
      Stock for consulting service                    $           868,170   $          136,000   $               1,004,170
      Acquisition of computer on note                 $                     $                    $                   2,946

Supplemental Information:
          Interest paid                               $                     $              353  $                        0
          Taxes paid                                  $                     $                0  $                        0


               See the Accompanying Notes to Financial Statements



                          InterSpace Enterprises, Inc.
                          (A Development Stage Company)
             Statement of Changes in Stockholders' Equity (Deficit)
             From Inception, June 30, 1998 through December 31, 2001

                                         Common Stock         Additional Paid       Accounts     Accumulated
Date            Description        Shares        Dollars        in Capital     Rec. Subscribed      Deficit      Total
----------------------------------------------------------------------------------------------------------------------
                Beginning             -                 -                -                             -             -
                balance

June 30,1998    Shares issued   3,475,000          3,475                                                       $ 3,475
                to founders

Nov 24,1998     Shares issued     120,000          $ 120          $ 59,880                                    $ 60,000
                for cash

Nov 24,1998     Shares issued       5,000            $ 5           $ 2,495                                     $ 2,500
                for services

Dec. 31,1998    Net loss                                                                           $ (68,678)$ (68,678)

----------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998       3,600,000        $ 3,600          $ 62,375                         $ (68,678) $ (2,703)

Shares issued for cash            183,200          $ 183         $ 220,307            $ (5,000)              $ 215,490

Shares issued for services        242,000          $ 242         $ 155,758                                   $ 156,000

Nov. 2, 1999   Cancelled Stock    (25,000)         $ (25)                                                        $ (25)

Nov. 18, 1999  Reincorporating                  $ 36,002         $ (36,002)                                        $ -

Dec. 31,1999   Net loss                                                                           $ (613,218)$(613,218)
----------------------------------------------------------------------------------------------------------------------

Balance December 31, 1999       4,000,200       $ 40,002         $ 402,438            $ (5,000)   $ (681,896)$(244,456)


               See the Accompanying Notes to Financial Statements



                          InterSpace Enterprises, Inc.
                          (A Development Stage Company)
             Statement of Changes in Stockholders' Equity (Deficit)
             From Inception, June 30, 1998 through December 31, 2001


                                        Common Stock       Additional Paid          Accounts     Accumulated
Date          Description          Shares        Dollars      in Capital       Rec. Subscribed     Deficit         Total
------------------------------------------------------------------------------------------------------------------------

January, 2000 Cash Received                                                            $ 5,000                   $ 5,000

Shares issued for cash             99,000          $ 990         $ 195,510                                     $ 196,500

March, 2000   Officer Options   1,900,000       $ 19,000       $ 1,068,500        $ (1,087,500)                      $ -

March, 2000   Exercised options   175,000        $ 1,750         $ 117,000           $ (45,126)                 $ 73,624

March, 2000   Stock for Services  469,000        $ 4,690         $ 464,310                                     $ 469,000

April, 2000   Merger              672,000       $(66,359)         $ 66,359                                           $ -

July, 2000    Dividend 8 X 1   58,521,600          $ 585            $ (585)                                          $ -

December 31   Interest on Notes                                                      $ (54,471)                $ (54,471)

Dec. 31,2000  Net loss                                                                           $(1,230,269)$(1,230,269)
------------------------------------------------------------------------------------------------------------------------

Balance December 31, 2000      65,836,800          $ 658       $ 2,313,532        $ (1,187,097)  $(1,912,165) $ (785,072)
========================================================================================================================

               See the Accompanying Notes to Financial Statements



                          InterSpace Enterprises, Inc.
                          (A Development Stage Company)
             Statement of Changes in Stockholders' Equity (Deficit)
             From Inception, June 30, 1998 through December 31, 2001



                                         Common Stock      Additional Paid          Accounts     Accumulated
Date            Description        Shares        Dollars     in Capital        Rec. Subscribed     Deficit         Total
------------------------------------------------------------------------------------------------------------------------

Conversion of notes payable       366,300            $ 4         $ 183,146                                   $   183,150

Shares issued for services     22,554,030          $ 225         $ 867,945                                   $   868,170

Shares issued for cash         11,130,100          $ 111         $ 287,919                                   $   288,030

Interest on notes                                    $ -               $ -            $ 39,774               $    39,774

Officer Options                                      $ -        $ (916,500)          $ 916,500               $         -

Due from shareholder                                 $ -               $ -            $ 45,126               $    45,126

Net loss                                                                                        $(1,694,934) $(1,694,934)
------------------------------------------------------------------------------------------------------------------------

Balance December 31, 2001      99,887,230          $ 998       $ 2,736,042          $ (185,697) $(3,607,099) $(1,055,756)
========================================================================================================================

               See the Accompanying Notes to Financial Statements


NOTE A -  Summary of Significant Accounting Policies

Organization
Interspace Enterprises, Inc. (the "Company") was originally incorporated in the State of Nevada on June 30,1998. The Company reincorporated as a Delaware Corporation on November 17, 1999. Additionally, on April 14, 2000 the Company entered into a stock exchange with Marathon Marketing Corp., ("MM") a Colorado Corporation. The Company issued 672,000 shares of common stock for all the outstanding shares of MM, which was also 672,000 and the transaction was accounted for as a reverse reorganization. As part of the reorganization all officers of MM resigned and MM changed its name to InterSpace Enterprises, Inc.

The Company plans to develop a website "PlanetLotto.com", incorporating a global lottery combined with an interactive half-hour game show. International viewers will have the potential to win cash and will be able to watch a weekly game show tailored to meet the needs of diverse international participants. Guests may enter any weekly jackpot by purchasing a $2.00 (US) entry and selecting their lucky numbers. Guests may also purchase PlanetLotto.com merchandise online. All transactions will be secured through an established online credit card transaction company. All ticket purchases will be confirmed via e-mail.

Development Stage Operations
Since inception, June 30, 1998, the Company has devoted significantly all of its efforts to development of a web site, obtaining capital resources and obtaining lottery licenses. Therefore, the Company is considered a development stage company as described in SFAS No. 7.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Basic and Diluted Net Loss Per Share
Net loss per share is calculated in accordance with SFAS128, Earnings Per Share for the period presented. Basic net loss is based upon the weighted average number of common shares outstanding.

Comprehensive Income
The Company has adopted SFAS 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive loss and its components in the financial statements. To date, the Company's comprehensive loss equals its net loss.

Reportable Operating Segments
SFAS 131, Segment Information, amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance. The Company currently is the development stage and does not have reportable operating segments.

Cash and Cash Equivalents
Cash equivalents include cash on hand and in banks.

Accounting Method
The Company uses the accrual method of accounting, which recognizes income as it is earned and expenses as they are incurred.

Equipment and Depreciation
Property and equipment are carried at historical cost. Depreciation is computed using the straight-line method over the useful life of the asset. Asset lives are five years for equipment and software. Total depreciation from June 30, 1998, date of inception, through December 31, 2001 was $6,662, which represents $2,347 for the current calendar year, $2,347 for 2000, $1,660 for 1999 and $308 for the period of inception through December 31, 1998. The Company uses the modified accelerated cost recovery method for income tax purposes.

Income Taxes
Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the financial statement carrying amounts and tax rates in effect in the years in which the differences are expected to reverse. The Company has a net operating loss ("NOL") as of December 31, 2000 of approximately $3,100,000 for federal purposes and $1,550,000 for State tax purposes. This NOL will begin to expire in the year 2013 if not previously utilized.

Accounting for Stock-Based Compensation
Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123) prescribes a fair value method of accounting for stock based compensation plans and for transactions in which stock options or other equity instruments are exchanged for goods or services. The Company adopted this accounting standard at inception. Accordingly, the fair value of the equity instruments issued is used to account for the payment of services rendered. Also, in accordance with SFAS No. 123, the Company has footnote disclosure with respect to stock-based non-employee compensation. The cost of stock based compensation is measured at the grant date on the value of the award and recognizes this cost over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market valued of the stock as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock.

New Accounting Pronouncements
In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. In June 2000, the SEC staff amended SAB 101to provide registrants with additional time to implement SAB 101. The Company will be required to adopt SAB 101 by the fourth quarter of fiscal 2001. Upon commencement of operations, the Company intends to adopt the revenue recognition practices to conform to SAB 101. Furthermore, the Company does not expect the adoption of SAB 101 to have a material effect on its financial position or results of operation.


NOTE B - Notes Payable

The Company has obtained from two interested parties a total of $30,000 in informal loans to meet the Company's day-to-day cash operating needs. The loans total $15,000 from each party. Neither party has asked the Company to collateralize the loan, sign notes or state an interest rate. The Company intends to repay these parties when significant funding has been obtained. These notes are demand notes and therefore classified as a current liability. The


Company has not accrued interest on these friendly advances. Subsequent to year-end one $15,000 note was converted to 250,000 shares of the Company's common stock.

The Company has assumed a liability from an officer of the Company for approximately $1,500. The Officer used his personal credit to acquire computer equipment on a revolving credit basis. The loan is unsecured and bears 18% interest annually.

The following table represents the annual principal payments due on the revolving credit over the next five years:

                   YEAR                         AMOUNT
                   2002                        $    700
                   2003                        $    800
                   2004                        $    -0-
                   2005                        $    -0-
                   2006                        $    -0-


NOTE C - Convertible Notes Payable

In December 2001 the Company raised $178,000 of capital via unsecured convertible notes. The terms of the notes are between six and twelve months with interest at 10% annually. The notes are convertible to equity at either the note holders' wishes or, if certain events occur within the Company, the Company has the right to convert. At December 31, 2001 no note holders or events had occurred to trigger conversion. Since these notes were issued at various times during the last two weeks of the year the accrued interest is insignificant at December 31, 2001. Subsequent to year-end the outstanding notes were converted to stock.

The convertible notes, and accrued interest, outstanding at December 31, 2000 were converted to stock in February 2001.


NOTE D - Income Taxes

Income tax expense of $800 represents the minimum California franchise tax for the year ended December 31, 2001. The deferred income taxes consisted of the following as of December 31, 2001:

        Deferred tax assets
             Net operating loss                             $1,054,000

        Deferred tax liabilities
             Non deductible items                               39,000
                                                                ------

                         Net deferred assets                $1,015,000
                         Valuation allowance                $1,015,000
                                                            ----------
                         Net deferred tax                           -0-

                         Change in valuation allowance      $  839,200

Deferred tax assets relates to the Company's net operating loss from inception through December 31, 2001. The net operating loss totals $3,100,000 as of December 31, 2001 and begins to expire in 2013. A valuation allowance has been provided against this deferred tax asset as it more likely than not that the deferred tax asset will not be realized.


NOTE E - Preferred Stock

The Company has authorized 40,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2001 and 2000 no shares were issued and outstanding.

NOTE F - Common Stock

The Company has authorized 200,000,000 shares of $0.00001 par value common stock. On December 31, 2001 and 2000 there were 99,887,230 and 65,836,800 shares issued and outstanding, respectively. During 2001 the Company sold 11,130,100 shares totaling $306,400 less a $18,370 commission. Additionally, 22,554,030 shares were issued for services, valued at $868,170. The shares issued for services were valued at various rates. These transactions were recorded at an amount that approximates the value of the Company's freely traded stock at the time the transactions were entered into. During the year the stock price has fluctuated from approximately $0.50 to $0.018.


NOTE G - Stock Options

During 2001 the Company issued two options totaling 9,500,000 shares to a Director for his continued participation in the Company's leadership. The options are for a period of two years beginning September 19, 2001 (2,500,000 shares) and October 9, 2001 (7,000,000 shares) and can be exercised at any time within the two years. The option price is at $0.01 on both options. On the dates of grant the bid price for the stock was also $0.01. No options had been exercised as of December 31, 2001.

The Company has also issued options to the President (4,000,000 shares) and the CFO (1,000,000 shares) for their services. The options are exercisable at 110% of the closing price of the stock on October 8, 2001. No options had been exercised as of December 31, 2001.


NOTE H - Non-Monetary Transactions

The Company initiated a policy of paying commissions for referrals of investors, however, there were no formal agreements with any individuals or groups under which fees were paid. On occasion, the Company paid fees on a case-by-case basis to individuals who referred investors. The individuals and amount of compensation are as follows:

       Norm Carter - Former business associate who referred several friends as initial investors in the Company from November 1998 to March 1999. Total amount raised from these individuals was $60,000 for which the investors received a total of 115,000 shares. Mr. Carter received compensation of $5,510 for the referrals.

       Jon Nelson - Former employee of Interspace from March 1999 to December 1999 who referred friends and family members as investors. Total amount raised from these individuals was $65,000 for which the investors received a total of 65,000 shares. Mr. Nelson received compensation of $6,500 for the referrals.

       Douglas Abbott - Former consultant and employee of the Company from February 1999 to February 2001 who referred friends and associates as investors. Total amount raised from these individuals was $30,000 for which the investors received a total of 50,000 shares. Mr. Abbott received $4,000 for the referrals.

       Mike McNally - Friend of founding members who referred an associate who purchased 20,000 shares for $10,000. Mr. McNally received $1,000 for the referral.

       Charles Davis - Friend of founding members who referred an associate who purchases 15,000 shares for $15,000. Mr. Davis received $1,250 for the referral.

The Company has an agreement with an agent, whereby a commission is paid for referrals of investors in the Company's notes and stock. During 2001 and 2000 the Company paid $18,370 and $26,000 respectively for referrals.

The Company issued 22,554,030 shares for certain consulting and advisory services provided to the Company. The Company valued these transactions at what they believed approximated the fair market value of the stock at the time the agreements for services were signed. The Company's stock price ranges from approximately $0.50 to $0.018 during the year. Therefore, the value recorded for these services also ranges from $0.50 to $0.02.


NOTE I - Related Party Transactions

The Company currently has assumed a liability from an officer of the Company for approximately $1,500. The Officer used his personal credit to acquire computer equipment on a revolving credit basis. The loan is unsecured and bears 18% interest annually, (see Note B).

Certain officers and consultants were granted options to purchase stock of the Company in 1999. In March 2000 all outstanding options totaling 18,675,000 shares, at a cost of $1,206,250 were exercised. The options exercised by the officers for 17,100,000 shares however, were completed by promissory notes to the Company for $1,087,500 and interest at the annual Federal mid-term rate. In October the Company adjusted the price of the stock for the officers of the Company. The total adjustment, ($916,500), reduced Additional Paid in Capital as well as the Accounts Receivable from Officers. Total accrued interest, at December 31, 2001, from officer receivable was $14,700.

The Company has issued a total of two options totaling 9,500,000 shares to a Director for his continued participation in the Company's leadership. The options are for a period of two years beginning September 19, 2001 (2,500,000 shares) and October 9, 2001 (7,000,000 shares) and can be exercised at any time within the two years. The option price is at $0.01 on both options. On the dates of grant the bid price for the stock was also $0.01. (Note G)

The Company has also issued options to the President (4,000,000 shares) and the CFO (1,000,000 shares) for their services. The options are exercisable at 110% of the closing price of the stock on October 8, 2001. (Note G)


NOTE J - Subsequent events

The Company has converted the entire $178,000 of convertible notes to 9,203,326 shares of common stock. Additionally, the note holder of the $15,000 note converted their note to 250,000 shares of common stock.


NOTE K - Commitments and Contingencies

The Company currently leases space for their corporate headquarters in an Executive Suite complex in the La Jolla area of San Diego, California. The Company pays a minimum amount of rent, ($185 monthly) for limited use of conference and meeting rooms. The Company is also charged for additional services such as secretarial services, call forwarding and facsimiles. During 2001 the Company paid $11,373 for these services and the service can be terminated on 30 days written notice.

The Company is currently obligated under the terms of an operating lease for an automobile used by the CEO. The lease was originally for 36 months, at $618 a month, and matures August 2002.


NOTE L - Going Concern

At December 31, 2001 the Company had a working capital deficit in excess of $1,000,000. Additionally, the Company has recurring, losses during their development stage, negative stockholders' equity as well as approximately $350,000 liability to the Internal Revenue Service for payroll taxes and penalties. These factors raise doubt about the Company continuing as a going concern.

Management continues to seek capital via the sale of common stock. The Company is also discussing financing alternatives with various investment groups. There can be no assurance that the Company will be successful in its efforts to raise adequate capital. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE M - Concentrations of Credit Risks

The Company maintains cash balances at a financial institution in San Diego, California. The account is insured by the Federal Deposit Insurance Corporation, ("FDIC") up to $100,000. At various times during 2001 the Company's cash balances exceeded FDIC insurance amounts.


NOTE O - Lottery Drawing

On December 20, 2001 the Company began selling tickets for the first lottery drawing held January 18, 2002. The lottery, including ticket sales are operated by a casino in Liechtenstein. The Company will receive 17% of the net proceeds from the drawing. The proceeds from this drawing are insignificant and the Company has not recorded any anticipated receipts in the December 31, 2001 financials.

                          INTERSPACE ENTERPRISES, INC.
                         (A Developmental Stage Company)
                              FINANCIAL STATEMENTS
                      For the Year Ended December 31, 2000
                             SIEGEL, SMITH & GARBER
                          Certified Public Accountants


                  INTERSPACE ENTERPRISES, INC. AND SUBSIDIARIES
                                  AUDIT REPORT

                                                   Independent Auditor's Report


Board of Directors and Stockholders
InterSpace Enterprises, Inc.
7825 Fay Avenue, Suite 200
La Jolla, CA  92037


         We have audited the accompanying balance sheet of InterSpace Enterprises, Inc., (A development stage company) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows years ended and from June 30, 1998, date of inception, through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterSpace Enterprises, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year then ended and from June 30 1998, date of inception, through December 31, 2000 in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note K to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note K. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Siegel, Smith & Garber LLP
Solana Beach, California

April 5, 2001

                          Interspace Enterprises, Inc.

                          (A Development Stage Company)

                              Financial Statements

                                       And

                    For the Period June 30, 1998 (Inception)

                            Through December 31, 2000





                                 C O N T E N T S

BALANCE
SHEET.......................................................................F-1

STATEMENT OF
OPERATIONS..................................................................F-2

STATEMENT OF CASH
FLOWS.......................................................................F-3

NOTES TO FINANCIAL STATEMENTS..........................................


                          INTERSPACE ENTERPRISES, INC.
                          ----------------------------
                          (A DEVELOPMENT STAGE COMPANY)
                          ----------------------------
                                  BALANCE SHEET
                          ----------------------------
                             AS OF DECEMBER 31, 2000
                          ----------------------------

                                          ASSETS

                                                                        2000             1999
                                                                    --------------   --------------
      Current Assets
          Cash                                                    $        17,343  $        10,223
          Prepaid expenses                                                 14,750                0
          -----------------------------------------------------------------------------------------
             Total current assets                                          32,093           10,223

      Fixed Assets
          Computer and office equipment                                    11,281            9,299
          Accumulated depreciation                                         (4,315)          (1,968)
          -----------------------------------------------------------------------------------------
            Total property and equipment                                    6,966            7,331

          -----------------------------------------------------------------------------------------
               Total Assets                                       $        39,059  $        17,554
          =========================================================================================

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


      Current Liabilities
          Accounts payable                                        $       260,053  $       147,737
          Notes payable                                                   136,000
          Accrued payroll liabilities                                     279,332          110,527
          Accrued income tax                                                1,600              800
          Convertible notes payable                                       136,000
          Accrued interest                                                  9,105
          Current portion long term debt                                      930              719
          -----------------------------------------------------------------------------------------
            Total current liabilities                                     823,020          259,783

      Long Term Liabilities                                                 1,111            2,227

      Stockholders' Equity (Deficit)
          Common stock                                                        658           40,002
          Accounts receivable subscribed-related parties               (1,187,097)          (5,000)
          Additional paid in capital                                    2,313,532          402,438
          Accumulated deficit during development stage                 (1,912,165)        (681,896)
          -----------------------------------------------------------------------------------------
            Total stockholders' equity                                   (785,072)        (244,456)

          -----------------------------------------------------------------------------------------
             Total Liabilities and Stockholders' Equity           $        39,059  $        17,554
          =========================================================================================



                          INTERSPACE ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31 AND INCEPTION TO DATE


                                                                                    From Inception
                                                                                    June 30, 1998
                                                                                       Through
                                                         2000          1999        December 31,2000
    --------------------------------------------------------------------------------------------------
Revenues

Research and Development                                                                        5,059

Administrative and Selling Expenses
    License fees                                           333,000        31,990              373,000
    Consulting                                             257,250        70,100              330,825
    Depreciation and amortization                            2,347         1,660                4,315
    Legal and professional                                  50,201       141,061              201,517
    Marketing and promotion                                 14,468        85,163               99,631
    Office expense                                          24,241        31,076               59,365
    Other administrative expenses                          120,671        44,518              168,209
    Rent                                                     5,777         3,651               10,823
    Salaries                                               466,880       203,199              702,387
    --------------------------------------------------------------------------------------------------
       Total Administrative Expense                      1,274,835       612,418            1,950,072

    --------------------------------------------------------------------------------------------------
         Net Loss from Operations                       (1,274,835)     (612,418)          (1,955,131)

Other (Income) Expense
    Interest income                                        (54,471)                           (54,471)
    Interest expense                                         9,105                              9,105
    --------------------------------------------------------------------------------------------------
       Total Other (Income) Expense                        (45,366)                           (45,366)

Income Taxes                                                   800           800                2,400

    --------------------------------------------------------------------------------------------------
         Net Income                               $     (1,230,269)     (613,218)          (1,912,165)
    ==================================================================================================


    Weighted Average Shares                             58,321,405    32,206,741
    Loss per share                                           (0.02)        (0.02)


                          INTERSPACE ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
        FOR THE YEARS ENDED DECEMBER 31 AND FROM INCEPTION, JUNE 30, 1998
                            THROUGH DECEMBER 31, 2000


                                                                                                  From Inception
                                                                                                   June 30, 1998
                                                                                                      Through
                                                              2000              1999             December 31,2000
                                                          --------------    -------------   --------------------------
Cash Flows From Operating Activities
     Net Loss                                           $    (1,230,269)  $     (613,218) $          (1,912,165)

     Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation                                             2,347            1,660                  4,315
         Stock for services                                     469,000          158,475                630,950
         Changes in:
         Prepaid expense                                        (14,750)               0                (14,750)
         Accounts payable                                       112,316          147,737                260,053
         Accrued interest                                         9,105                0                  9,105
         Accrued payroll expenses                               168,805           91,684                279,332
         State tax payable                                          800              800                  1,600
----------------------------------------------------------------------------------------------------------------
Net Cash Used in Operating Activities                          (482,646)        (212,862)              (741,560)

Cash Flows from Investing Activities
         Accrued interest related parties                       (54,471)               0                (54,471)
         Computer and equipment purchases                        (1,982)          (5,815)                (8,335)
         Note receivable (payments)                                                3,000                      0
----------------------------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                           (56,453)          (2,815)               (62,806)

Cash Flows from Financing Activities
         Notes payable                                          136,000                0                145,200
         Sale of common stock                                   275,124          212,990                550,614
         Repayment of notes                                        (905)          (9,200)               (10,105)
         Convertible notes                                      136,000                0                136,000
----------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                       546,219          203,790                821,709

         Net Increase in Cash                                     7,120          (11,887)                17,343

     Cash, beginning of the year                                 10,223           22,110                      0

NOTE A -  Summary of Significant Accounting Policies

Organization
Interspace Enterprises, Inc. (the "Company") was originally incorporated in the State of Nevada on June 30,1998. The Company reincorporated as a Delaware Corporation on November 17, 1999. Additionally, on April 14, 2000 the Company entered into a stock exchange with Marathon Marketing Corp., ("MM") a Colorado Corporation. The Company issued 672,000 shares of common stock for all the outstanding shares of MM, which was also 672,000 and the transaction was accounted for as a reverse reorganization. As part of the reorganization all officers of MM resigned and MM changed its name to InterSpace Enterprises, Inc.

The Company plans to develop a website "PlanetLotto.com", incorporating a global lottery combined with an interactive half-hour game show. International viewers will have the potential to win cash and will be able to watch a weekly game show tailored to meet the needs of diverse international participants. Guests may enter any weekly jackpot by purchasing a $2.00 (US) entry and selecting their lucky numbers. Guests may also purchase PlanetLotto.com merchandise online. All transactions will be secured through an established online credit card transaction company. All ticket purchases will be confirmed via e-mail.

Development Stage Operations
Since inception, June 30, 1998, the Company has devoted significantly all of its efforts to development of a web site, obtaining capital resources and obtaining lottery licenses. Therefore, the Company is considered a development stage company as described in SFAS No. 7.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Basic and Diluted Net Loss Per Share
Net loss per share is calculated in accordance with SFAS128, Earnings Per Share for the period presented. Basic net loss is based upon the weighted average number of common shares outstanding. Diluted loss per share is based on the assumption that all-dilative convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive Income
The Company has adopted SFAS 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive loss and its components in the financial statements. To date, the Company's comprehensive loss equals its net loss.

Reportable Operating Segments
SFAS 131, Segment Information, amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance. The Company currently is the development stage and does not have reportable operating segments.

Cash and Cash Equivalents
Cash equivalents include cash on hand and in banks.

Accounting Method
The Company uses the accrual method of accounting, which recognizes income as it is earned and expenses as they are incurred.

Equipment and Depreciation
Property and equipment are carried at historical cost. Depreciation is computed using the straight-line method over the useful life of the asset. Asset lives are five years for equipment and software. Total depreciation from June 30, 1998, date of inception, through December 31, 2000 was $4,315, which represents $2,347 for the current calendar year, $1,660 for 1999 and $308 for the period of inception through December 31, 1998. The Company uses the modified accelerated cost recovery method for income tax purposes.

Income Taxes
Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the financial statement carrying amounts and tax rates in effect in the years in which the differences are expected to reverse. The Company has a net operating loss ("NOL") as of December 31, 1999 of approximately $700,000 for federal purposes and $350,000 for State tax purposes. This NOL will be gin to expire in the year 2013 if not previously utilized.

Accounting for Stock-Based Compensation
Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123) prescribes a fair value method of accounting for stock based compensation plans and for transactions in which stock options or other equity instruments are exchanged for goods or services. The Company adopted this accounting standard at inception. Accordingly, the fair value of the equity instruments issued is used to account for the payment of services rendered. Also, in accordance with SFAS No. 123, the Company has footnote disclosure with respect to stock-based non-employee compensation. The cost of stock based compensation is measured at the grant date on the value of the award and recognizes this cost over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market valued of the stock as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock.

New Accounting Pronouncements
In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. In June 2000, the SEC staff amended SAB 101to provide registrants with additional time to implement SAB 101. The Company will be required to adopt SAB 101 by the fourth quarter of fiscal 2001. Upon commencement of operations, the Company intends to adopt the revenue recognition practices to conform to SAB 101. Furthermore, the Company does not expect the adoption of SAB 101 to have a material effect on its financial position or results of operation.

NOTE B - Notes Payable

The Company has obtained from two interested parties a total of $136,000 in informal loans to meet the Company's day-to-day cash operating needs. The loans total $16,000 from one party and $120,000 from the second. Neither party has asked the Company to collateralize the loan, sign notes or state an interest rate. The Company intends to repay these parties when significant funding has been obtained. These notes are demand notes and therefore classified as a current liability. The Company has accrued $3,441 interest at a rate of 10 percent on these friendly advances. Subsequent to year-end the $16,000 note was converted to 57,600 shares of the Company's common stock.

The Company has assumed a liability from an officer of the Company for approximately $2,000. The Officer used his personal credit to acquire computer equipment on a revolving credit basis. The loan is unsecured and bears 18% interest annually.

The following table represents the annual principal payments due on the revolving credit over the next five years:

                    YEAR                           AMOUNT
                     2001                        $    930
                     2002                        $  1,110
                     2003                        $    -0-
                     2004                        $    -0-
                     2005                        $    -0-

NOTE C - Convertible Notes Payable

In August 2000 the Company raised $136,000 of capital via unsecured convertible notes. The terms of the notes are one (1) year with interest at 10% annually. The notes are convertible to equity at either the note holders' wishes or, if certain events occur within the Company, the Company has the right to convert. At December 31, 2000 no note holders or events had occurred to trigger conversion and the Company accrued $5,664 of interest payable on these notes. Subsequent to year-end the Company's stock traded on the National Association of Securities Dealers, Over-The-Counter Bulletin Board, in excess of the benchmark established in the Convertible Note Agreement. Therefore, the Company has converted all notes to stock subsequent to December 31, 2000.


NOTE D - Income Taxes

Income tax expense of $800 represents the minimum California franchise tax for the year ended December 31, 2000. The deferred income taxes consisted of the following as of December 31, 2000, 1999 and 1998.

                                                            2000         1999         1998
        Deferred tax asset:
           NOL                                                $175,800   $106,200   $ 68,700
           ---------------------------------------------------------------------------------
                       Total deferred tax asset               $175,800   $106,200   $ 68,700
                     Less: Valuation allowance                (175,800)  (106,200)   (68,700)
                     -----------------------------------------------------------------------
                         Net deferred tax asset               $      -   $      -   $      -
============================================================================================
           Change in valuation allowance                      $ 69,600   $ 37,500   $ 68,700
============================================================================================

Deferred tax assets relates to the Company's net operating loss from inception through December 31, 2000. The net operating loss totals $1,900,000 as of December 31, 2000 and begins to expire in 2013. A valuation allowance has been provided against this deferred tax asset as it more likely than not that the deferred tax asset will not be realized.


NOTE E - Preferred Stock

The Company has authorized 40,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2000 and 1999 no shares were issued and outstanding.


NOTE F - Common Stock

The Company has authorized 200,000,000 shares of $0.00001 par value common stock. On December 31, 2000 and 1999 there were 65,836,800 (post dividend) and 4,000,200 (pre dividend) shares issued and outstanding, respectively. During 2000, prior to the stock dividend the Company sold 99,000 shares totaling $222,500 less a $26,000 commission. Additionally, 136,000 shares, (pre dividend) were issued for services, valued at $136,000 and 333,000 shares were issued for a license in Ecuador. The shares issued for services and the license were valued at what management believed was the value of the stock issued, $1.00 per share.

On July 14, 2000, the Board of Directors announced a nine-for-one split of InterSpace common stock. The nine-for-one split was effected in the form of an 800% stock dividend paid to stockholders of record as of the close of business on July 14, 2000. All share and per share data reflect this split.


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

NOTE G - Non-Monetary Transactions

The Company initiated a policy of paying commissions for referrals of investors, however, there were no formal agreements with any individuals or groups under which fees were paid. On occasion, the Company paid fees on a case-by-case basis to individuals who referred investors. The individuals and amount of compensation are as follows:

       Norm Carter - Former business associate who referred several friends as initial investors in the Company from November 1998 to March 1999. Total amount raised from these individuals was $60,000 for which the investors received a total of 115,000 shares. Mr. Carter received compensation of $5,510 for the referrals.

       Jon Nelson - Former employee of Interspace from March 1999 to December 1999 who referred friends and family members as investors. Total amount raised from these individuals was $65,000 for which the investors received a total of 65,000 shares. Mr. Nelson received compensation of $6,500 for the referrals.

       Douglas Abbott - Former consultant and employee of the Company from February 1999 to February 2001 who referred friends and associates as investors. Total amount raised from these individuals was $30,000 for which the investors received a total of 50,000 shares. Mr. Abbott received $4,000 for the referrals.

       Mike McNally - Friend of founding members who referred an associate who purchased 20,000 shares for $10,000. Mr. McNally received $1,000 for the referral.

       Charles Davis - Friend of founding members who referred an associate who purchases 15,000 shares for $15,000. Mr. Davis received $1,250 for the referral.


The Company initiated a policy, whereby a fifteen-percent commission is paid for referrals of investors in the Company's stock. During 2000 and 1999 the Company paid $26,000 and $33,260 respectively for referrals.

On February 9, 2000 the Company issued 2,997,000 shares, (post dividend), of common stock to The Association of Ecuador for a license to operate an internet lottery in Ecuador for a ten year period or until terminated. The Company will pay a 1.5% commission to The Association of Ecuador for each lotto ticket sold in Ecuador. The Company valued the transaction at $333,000. The value was based upon what management believed to be the value of the stock between a willing buyer and a willing seller at that point in time. Various stock transactions occurred at other prices during this time period. However, management believes that the transactions were limited and the Company encountered resistance from certain buyers at higher stock price.

Additionally, the Company issued 1,224,000 (post dividend) shares for certain consulting and advisory services provided to the Company. The Company valued these transactions at what they believed to be the fair market value of the services. The value for these services also approximates what management believes to be the value of the stock.



NOTE H - Related Party Transactions

The Company currently has assumed a liability from an officer of the Company for approximately $2,000. The Officer used his personal credit to acquire computer equipment on a revolving credit basis. The loan is unsecured and bears 18% interest annually, (see Note B).

Certain officers and consultants were granted options to purchase stock of the Company in 1999. In March 2000 all outstanding options totaling 18,675,000 shares (post dividend), at a cost of $1,206,250 were exercised. The options exercised by the officers for 17,100,000 shares however, were completed by promissory notes to the Company for $1,087,500 and interest at the annual Federal mid-term rate. Total accrued interest at December 31, 2000 was $54,471. The interest was accrued on officer notes only. The Company has a balance owing to one consultant, that converted options, which approximates the amount of the note receivable. Additionally, the remaining consultant has paid $25,000 cash and provided services, which have been applied to the note.

The options exercised by the consultants have been offset in part by services and or amounts owed to the consultants. As of December 31, 2000 the consultants owed the Company $45,126 for the stock and the Company owed the consultants for services $18,750.



NOTE I - Subsequent events

The Company has converted the entire $136,000 of convertible notes to 272,000 shares of common stock. Additionally, the note holder of the $16,000 note converted their note to 57,600 shares of common stock.


NOTE J - Commitments and Contingencies

The Company currently leases space for their corporate headquarters in an Executive Suite complex in the La Jolla area of San Diego, California. The Company pays a minimum amount of rent, ($185 monthly) for limited use of conference and meeting rooms. The Company is also charged for additional services such as secretarial services, call forwarding and facsimiles. During 2000 the Company paid $5,868 for these services and the service can be terminated on 30 days written notice.

The Company is currently obligated under the terms of an operating lease for an automobile used by the CEO. The lease was originally for 36 months, at $618 a month, and matures August 2002.


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


NOTE K - Going Concern

At December 31, 2000 and 1999 the Company had a significant working capital deficit. Additionally, the Company has recurring losses during their development stage as well as negative stockholders' equity. These factors raise doubt about the Company continuing as a going concern.

Management continues to seek capital via the sale of common stock. The Company is also discussing financing alternatives with various investment groups. There can be no assurance that the Company will be successful in its efforts to raise adequate capital. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Item 23: Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

         Siegel, Smith & Garber, LLP have audited the Company's records since inception. There were no disagreements with them on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         On April 14, 2000, the Company entered into a merger agreement with Marathon Marketing Corporation for the purposes of attaining a listing on a public exchange. The business combination was originally accounted for under the purchase method. During the annual audit, it was mutually agreed, given the recent clarification of the SEC's position regarding accounting for business combinations, that the most appropriate method for accounting for the combination was as a reorganization. As a result, there should have been no goodwill associated with the transaction. The $622,000 amount booked as goodwill, as well as accumulated amortization of $440,000 was reversed in the fourth quarter. The year-end financial statements reflect the appropriate treatment of the transaction.


PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24:  Indemnification of Directors and Officers

         Company's Bylaws and the Colorado Business Corporation Act provide for and Directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 25:  Other Expenses of Issuance and Distribution

         The following table sets forth the Company's estimates (other than of the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered:

SEC registration fee ...................             $1,250.00 (estimate)
Federal taxes...........................             $0
State taxes and fees....................             $0
Trustees' and transfer agent's fees.....             $3,000 (estimate)
Printing expenses.......................             $5,000 (estimate)
Legal fees and expenses ................             $5,000 (estimate)
Accounting fees and expenses ...........             $7,000 (estimate)
Miscellaneous expenses .................             $2,000 (estimate)

Total: .................................             $23,250.00 (estimate)


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


Item 26:  Recent Sales of Unregistered Securities

Since November 8, 1998, the Company has raised $1,268,900 through the issuance of 22,404,026 shares of its Common Stock to 114 investors. These offerings were exempt from registration pursuant to Rule 506 of Regulation D. All of the shares were sold directly by the Company. The board of directors arbitrarily determined the price per share.

Item 27:  Exhibits
--------------- --------------------------------------- -----------------------
Exhibit #       Description of Document
--------------- --------------------------------------- -----------------------
3.1             Articles of Incorporation               Previously filed
--------------- --------------------------------------- -----------------------
3.2             Bylaws                                  Previously filed
--------------- --------------------------------------- -----------------------
5.1             Opinion of W. Andrew Stack              Page 61
--------------- --------------------------------------- -----------------------
10.1            Historical Financial Statements         Previously filed
--------------- --------------------------------------- -----------------------
23.1            Consent of Siegel, Smith & Garber, LLP  Page 62
--------------- --------------------------------------- -----------------------
23.2            Consent of W. Andrew Stack              Included in Exhibit 5.1
--------------- --------------------------------------- -----------------------

EXHIBIT
NUMBER                               DESCRIPTION OF DOCUMENT
-------                             -----------------------
3.1                        Articles of Incorporation
3.2                        Bylaws
10.1                       Historical Financial Statements
23.1                       Consent of Independent Auditors

Item 28:  Undertakings

(a)      The undersigned registrant hereby undertakes:
a. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
           i. Include any prospectus required by section 10(a)(3) of the Securities Act;
          ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
         iii. Include any additional or changed material information on the plan of distribution.
b. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
c. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein.

(b) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of La Jolla, State of California , on February 6, 2002.

                          Interspace Enterprises, Inc.

                 By:      /s/ Daniel P. Murphy                         2/6/02
                           -----------------------------------       ----------
                          Daniel P. Murphy                              Date
                          President, Chief Executive Officer,
                          Chairman and Director

         In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this Registration Statement:

NAME                    TITLE                                       DATE
--------------------------------------------------------------------------------
/s/ Alejandro Trujillo  Director                                    2/6/02
Alejandro Trujillo


/s/ Andrew P. Patient   Chief Financial Officer and Secretary       2/6/02
Andrew P. Patient

Exhibit 5.1

February 6, 2002


The Board of Directors
Interspace Enterprises, Inc.
7825 Fay Avenue, Ste. 200
La Jolla, California 92037

Gentlemen:

     I refer to the Registration Statement filed on form SB-2 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") relating to an aggregate of 81,296,991 Shares of the Common Stock of the Company, $0.0001 par value, (the "Shares") to be issued.

     As special counsel to the Company (Commission File Number 000-28465) , I have examined the laws of the State of Colorado, corporate records, documents and such questions of law as I have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in my opinion, all necessary corporate proceedings have been taken to authorize the issuance of the shares and that the shares being registered pursuant to the Registration Statement, when issued, will be fully authorized, legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement as amended. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration statement under the provisions of the Act.

Very truly yours,


/s/ W. Andrew Stack
W. Andrew Stack, Esq.

Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITOR


We consent to the use in this Registration Statement of Interspace Enterprises, Inc. on Form SB-2 of our report dated April 5, 2001, appearing in the Prospectus, which is part of this Registration Statement.

/s/ Siegel, Smith & Garber, LLP
February 6, 2002


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